UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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INGEVITY CORPORATION
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Notice of 2020 annual meeting of stockholders and proxy statement

PURIFY I PROTECT I ENHANCE

March 9, 2020
To our Stockholders:
It is our pleasure to invite you to attend our annual meeting of stockholders, which is to be held on April 23, 2020 at The Daniel Island Club, 600 Island Park Drive, Charleston, South Carolina. The meeting will begin at 9:30 a.m., local time. The following Notice of the 2020 Annual Meeting of Stockholders outlines the business to be conducted at the meeting.
During 2019, we made significant progress on our strategic initiatives aimed at delivering organic and inorganic growth. And, despite a sluggish global industrial economy, our execution was crisp. We delivered significant revenue and earnings growth, margin accretion, lower core selling, general & administrative (SG&A) expenses, improved working capital and outstanding cash flow.
For the company overall, in light of the global macroeconomic headwinds we encountered, our financial performance was strong. Revenues for the year were $1.293 billion, up 14%. Net income of $183.7 million was up 1% versus prior year; net income as a percentage of revenue of 14.2% was down 180 basis points versus the prior year. Our adjusted EBITDA* of $397 million was up 24% versus the prior year. Adjusted EBITDA margin* accreted to 30.7% of sales, up approximately 240 basis points from 2018.
In 2019, we continued to make significant strides in the implementation of our sustainability program. As environmental, social and governance (ESG) factors grow in importance to investors, we believe that we are uniquely positioned given not only our longstanding commitments to operate responsibly, but also due to the way in which our products and technologies benefit the planet and its people. Also in the year, we continued our employee engagement efforts. We firmly believe that an engaged workforce – based on a clear understanding of our purpose, vision and values – will enhance our productivity and profitability.
In terms of our governance, we were pleased in February to welcome two new members of our board of directors: Karen Narwold, executive vice president, chief administrative officer, general counsel and corporate secretary at Albemarle Corporation, and Diane Gulyas, former president, Performance Polymers, at E.I. du Pont de Nemours and Company. Their counsel has already, and will continue to be, a great asset to Ingevity as we advance our strategic initiatives and pursue our growth agenda.
Lastly, in addition to our annual meeting and required filings with the U.S. Securities and Exchange Commission, we have maintained a robust investor relations program. In 2019, we maintained strong relationships with nine sell-side analysts, and attended 13 conferences and conducted seven non-deal roadshows.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted. Your vote will mean that you are represented at the Annual Meeting regardless of whether you attend.
We look forward to seeing you at the meeting.
Best regards,

Richard B. Kelson
Chairman of the Board, and Interim President and CEO
*	Reconcilliation of these non-GAAP financial measures can be found in Appendix A.

Notice of Annual Meeting

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of Ingevity Corporation will be held at The Daniel Island Club, 600 Island Park Drive, on Thursday, April 23, 2020, at 9:30 a.m., Eastern Standard Time.

Date & Time: Thursday April 23, 2020 9:30 a.m. E.S.T	Place: The Daniel Island Club 600 Island Park Drive Charleston, SC	Record Date: February 24, 2020
How to Vote

Vote online at www.proxyvote.com.	Vote by phone by calling the number located on your proxy card.	If you received a printed version of these proxy materials, you may vote by mail.

Only stockholders of record as of the close of business on February 24, 2020, are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote online or by telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.

Voting Matters
PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (for more detail)
Proposal 1: Election of Directors	FOR each nominee	16
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	23
Proposal 3: Advisory Vote on Compensation of our Named Executive Officers (Say On Pay)	FOR	47
Additional Information
For additional information on how to vote and other important matters related to the Annual Meeting, please see pages 50 – 54 of this Proxy Statement.
By Order of the Board of Directors,

Katherine Pryor Burgeson Secretary

Proxy Statement – Table of Contents
1	Letter from the CEO
4	2020 PROXY SUMMARY
4	2019 Business Highlights
7	BOARD & GOVERNANCE MATTERS
7	Role of the Board, Leadership, Structure & Oversight
8	Director Independence
9	Board and Committee Self Evaluations
9	Board Meetings and Attendance; Executive Sessions
10	Board Composition and Diversity/Skills and Experience
11	Committees of our Board of Directors
12	Compensation Committee Interlocks and Insider Participation
12	Governance Guidelines - NG&S Committee Process - Director Candidates
12	Stockholder Recommendations - Director Candidates
13	Communications with the Board
14	DIRECTOR COMPENSATION
14	Cash Compensation & Stock Awards
14	Stock Ownership Guidelines; Prohibition on Hedging
15	2019 Director Compensation Table
16	PROPOSAL 1: ELECTION OF DIRECTORS
17	2020 DIRECTOR NOMINEES
22	AUDIT COMMITTEE MATTERS
22	AUDIT COMMITTEE REPORT
23	PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
24	EXECUTIVE COMPENSATION MATTERS
24	Ingevity's Executive Officers
25	COMPENSATION DISCUSSION & ANALYSIS
25	Executive Summary
25	Compensation Design; Pay Elements
26	Executive Compensation Philosophy
27	Roles and Responsibilities: Compensation Committee, Compensation Consultant, Executive Officers
29	Short Term Incentive Plan and 2019 Awards
31	Long Term Incentive Plan and Awards
34	Additional Elements of NEO Compensation
35	Other Compensation Policies and Practices
35	Anti-Hedging
36	Risk Analysis
38	COMPENSATION COMMITTEE REPORT
39	COMPENSATION TABLES AND OTHER MATTERS
39	SUMMARY COMPENSATION TABLES
45	No Gross-Up; Release of Claims
45	Equity Acceleration (Double Trigger)
46	CEO Pay Ratio Disclosure
47	PROPOSAL 3: SAY ON PAY
48	OWNERSHIP OF EQUITY SECURITIES
49	CODES OF CONDUCT & ETHICS
49	RELATED PARTY TRANSACTIONS
50	Q&A - ANNUAL MEETING, PROXY SOLICITATION AND VOTING INFORMATION
54	Q&A - STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
A-1	APPENDIX A: NON-GAAP FINANCIAL MEASURES
INDEX OF FREQUENTLY REQUESTED INFORMATION
22	Auditor Fees
48	Beneficial Ownership
10	Board Skills & Experience
7	Board Leadership Structure
46	CEO Pay Ratio
12	Governance Guidelines - NG&S Committee Process
8	Director Independence
7	Board's Role in Risk Oversight
9	Board Meetings & Attendance
17	Director Nominees & Biographies
9	Board & Committee Self-Evaluations
24	Executive Officers
25	Compensation Design & Pay Elements
28	Peer Group Analysis
27	Roles & Responsibilities: Compensation Committee, Compensation Consultant, Executive Officers
14	Stock Ownership Guidelines
49	Related Party Transactions
36	Risk Analysis
27	Executive Compensation Governance Practices
29	NEO Compensation
35	NEO Stock Ownership Policy
35	Recoupment Policy
35	Severance and Double Trigger Change of Control Arrangements
36	Retirement Plans, Welfare Benefits and Perquisites
37	Tax and Accounting Considerations
40	Grants of Plan-Based Awards in 2019
41	Oustanding Equity Awards at 2019 Fiscal Year End
42	Option Exercises and Stock Vesting during Fiscal Year 2019
42	Pension Benefits Table - 2019
43	Understanding Our Pension Benefits Table
43	Non-Qualified Deferred Compensation at 2019 Fiscal Year End
44	Potential Payments upon Change in Control & Non-Change in Control Event
45	Release of Claims and Non-Competition and Non-Solicitation Agreement

2020 PROXY SUMMARY
This summary highlights information about Ingevity Corporation (“Ingevity”, “we”, “our”, “us” or the “Company”) and certain information contained elsewhere in this Proxy Statement for our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting” or the “meeting”). It does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.
2019 Business Highlights
During 2019, we made significant progress on our strategic initiatives aimed at delivering organic and inorganic growth. And, despite a sluggish global industrial economy, our execution was crisp. We delivered significant revenue and earnings growth, margin accretion, lower core selling, general & administrative (SG&A) expenses, improved working capital and outstanding cash flow.
Bottom Line Accretion in Performance Chemicals
•	Lower oilfield and industrial specialties sales due to weak industrial demand
•	Modest growth in sales to pavement technologies customers bolstered by strength in North America
•	Efficient integration of new engineered polymers product line, formed through the acquisition of the Capa® caprolactones business
•	Revenues were up 9 percent versus 2018
•	Segment EBITDA were up 21 percent versus the prior year
Exceptional Top Line Growth in Performance Materials
•	Adoption of more stringent regulations related to gasoline vapor emission control, particularly in China
•	On-going growth in “honeycomb” scrubbers used in the U.S. and Canada to comply with U.S. EPA Tier 3 / LEV III standards
•	Development of new technologies and registration of new patents
•	Record revenues were up 23 percent versus 2018
•	Segment EBITDA were up 26 percent versus the prior year
Excellent Overall Financial Results
•	Revenues of $1.293 billion, up 14% versus 2018
•	Adjusted EBITDA(1) of $397 million were up 24% versus the prior year
•	Net income of $183.7 million was up 1% versus prior year; net income as a percentage of revenue of 14.2% was down 180 basis points versus the prior year
•	Adjusted EBITDA margin(1) accreted to 30.7% of sales, up approximately 240 basis points from 2018
•	Free cash flow(1) was robust at $161 million
•	Operating cash flow increased 9.4% to $275.7 million versus the prior year
•	Year-end net debt ratio(1) of 2.8x
Improved Safety Performance
•	Total employee case incident rate (TCIR) of 0.41, a 36% improvement over the prior year
•	Mixed process safety performance; zero Tier 1 incidents, offset by six Tier 2 incidents which was twice the prior year
Progress on Key Initiatives
•
Continued implementation of sustainability program; updated our first sustainability report; and, focused on improving third-party ratings and received a Silver rating from EcoVadis for Corporate Social Responsibility

•	Significant advancement in employee engagement initiative; equipped our managers/supervisors with new skill set through Ingage training; and further embedding of the IngeviWay into the culture
•	Launched Inclusion and Diversity Task Force to develop strategies to leverage the benefits of a broader employee base
(1)	See Appendix A for more details on Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Net Debt Ratio and for reconciliation of these non-GAAP financial measures to the nearest GAAP measures.
4	INGEVITY - 2020 Proxy Statement

Board Overview (as of March 9, 2020)
Name	Age	Since	Experience Highlights	Indepen- dent	AC	CC	NG&S	Other Public Company Boards
Jean S. Blackwell	65	2016	Retired, Senior Executive at Cummins Inc. including CFO, VP Human Resources and General Counsel	Yes	Chair	⯀		2
Luis Fernandez-Moreno	57	2016	Sole Member, Strat and Praxis; Previously Senior Executive roles at Ashland Inc. and Rohm & Haas	Yes	⯀		⯀
J. Michael Fitzpatrick	73	2016	Retired, Chairman and CEO, Citadel Plastics Holdings; previously President and COO Rohm & Haas	Yes	⯀		Chair
Diane H. Gulyas	63	2019	Retired, Senior Executive at E.I. du Pont de Nemours, including President, Performance Polymers	Yes		⯀		2
Richard B. Kelson (Chairman)	73	2016	Chairman of the Board, and Interim President and CEO, Chairman, President & CEO, ServCo. LLC; Retired Senior Executive at Alcoa Inc., including CFO and General Counsel	No				2(1)
Frederick J. Lynch (Lead Independent Director)	55	2016	Operating Partner, AEA Investors LP; retired President and CEO, Masonite International Corporation	Yes		Chair	⯀
Karen G. Narwold	60	2019	EVP, Chief Administrative Officer and General Counsel, Albemarle Corporation	Yes			⯀
Daniel F. Sansone	67	2016	Retired, Senior Executive at Vulcan Materials, including CFO and EVP of Strategy	Yes	⯀	⯀		1
AC:	Audit Committee	NG&S:	Nominating Governance & Sustainability Committee
CC:	Compensation Committee
(1)	Richard B. Kelson will reduce his service on other public company boards to one prior to the annual meeting of stockholders.
INGEVITY - 2020 Proxy Statement	5

Corporate Governance Highlights
We recognize that strong corporate governance contributes to long-term stockholder value. We are committed to sound governance practices, including those described below.
Board Independence and Composition	•	7 of our 8 directors are independent
	•	Lead Independent Director
	•	All standing committees are composed solely of independent members
	•	Executive sessions of independent directors held at every regular Board meeting and most regular committee meetings
	•	“Overboarding policy” prohibits directors from serving on more than four other public company boards (two other boards in the case of CEO directors)
	•	Diverse board in terms of gender, experiences, skills
Best Practices	•	Active stockholder engagement; Director-stockholder engagement policy
	•	Regular updates to Board on investor perspectives and engagement
	•	Board leadership role in CEO and executive succession planning
	•	Annual Board and Committee self-evaluations
	•	Board oversight of key risk areas and risk management program, including cybersecurity related matters
•
Enhanced board oversight of Environmental, Social and Governance (“ESG”) issues and priorities, with oversight responsibility assigned to the Nominating Governance & Sustainability Committee (the “NG&S Committee”)

	•	Robust stock ownership guidelines
	•	Comprehensive new director orientation
	•	Policies prohibiting hedging and pledging of our shares
Accountability	•	Bi-annual election of independent Chair by non-employee directors
	•	Annual evaluation of CEO performance and compensation by independent directors; use of independent compensation consultant
	•	Clawback policy applicable to short and long term incentive plans
	•	Comprehensive Codes of Conduct and Compliance & Ethics Program
	•	Sustainability report that summarizes our ESG programs, policies and measures our progress
Stockholder Rights	•	Annual election of all directors
	•	Majority voting with director resignation policy (plurality in contested elections)
	•	Proxy access with market terms
	•	Stockholder right to call special meeting
	•	No poison pill or dual-class shares
	•	One share, one vote standard
6	INGEVITY - 2020 Proxy Statement

BOARD AND GOVERNANCE MATTERS
CORPORATE GOVERNANCE
Role of the Board of Directors
Ingevity is governed by a Board of Directors (the “Board”) and committees of the Board that meet throughout the year. The Board is elected by the stockholders to oversee and provide guidance on the Company’s business and affairs. The Board is actively engaged in the process of strategic development and oversight of ongoing execution of the Company’s strategic plan. It oversees management’s activities in connection with the proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws, regulations and ethical standards, and proper governance. One of the Board’s most important functions is oversight of risk management, including cyber security. The Board is committed to sound corporate governance policies and practices that are designed to enable the Company to operate its business responsibly, with integrity, enabling the Company to compete effectively, sustain its business and build long-term stockholder value. The Company’s Corporate Governance Guidelines which have been adopted by the Board and set forth certain corporate governance practices are available on our website at http://ir.ingevity.com/governance/documents. These guidelines form a transparent framework for the effective governance of the Company, addressing matters such as the respective roles and responsibilities of the Board and management, the Board’s leadership structure, director independence, Board and committee membership criteria.
The Corporate Governance Guidelines are periodically reviewed by the NG&S Committee in light of changing regulations, evolving best practices and other governance matters. As a result of such a review in 2019, the Board elected to assign oversight of the Company’s Corporate Responsiblity and Sustainability program to its then Nominating & Governance Committee, renaming the committee to Nominating, Governance & Sustainability, and specifying the range of the Committee’s oversight responsibilities.
Board Leadership Structure
Since the Company’s separation from its former parent company, WestRock Corporation (“WestRock”) in May 2016 (the “Separation”), the roles of CEO and Chairman of the Board have been separate, with D. Michael Wilson serving as our CEO, and Richard B. Kelson serving as our independent Chairman. On February 20, 2020, in connection with Mr. Wilson’s resignation as the Company’s President and CEO, Mr. Kelson was appointed as the Company’s interim President and CEO to serve in such capacities while the CEO Search Committee of the Board conducts a search for a permanent President and CEO. The Board determined that it was in the best interest of the Company for Mr. Kelson to continue to serve as the Chairman of our Board during this leadership transition given his strong leadership skills and in order to maintain continuity, and therefore determined to combine the roles of CEO and Chairman. In light of the combination of the roles, the Board determined to appoint Frederick J. Lynch to serve as our Board’s Lead Independent Director. According to our Corporate Governance Guidelines, the Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and presides at executive sessions of the independent directors, retains the authority to call meetings of the independent directors, serves as liaison between the Chairman and the independent directors, and, if requested by a major stockholder, ensures that he is available for consultation and direct communication. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our stockholders.
Our Board’s Oversight Role
The Board actively oversees the development and execution of our strategies, including those related to business, operations and finance, as well as strategies focused on legal and regulatory matters, corporate responsibility and sustainability, shareholder engagement, innovation and protection of intellectual property, cybersecurity, talent development and executive succession.
The Board, acting as a full Board and through its committees, oversees risk management on behalf of the Company. Our Board believes it has in place effective processes to identify and oversee the material risks facing the Company. The Company’s enterprise risk management processes help management and the Board identify, prioritize and manage risks that have the
INGEVITY - 2020 Proxy Statement	7

potential to present the most significant obstacles to achieving the Company’s business objectives or that otherwise present significant risk to the enterprise. The Company’s risk management processes are regularly refreshed, including priorities and planned remediations. Management reports regularly to the Board on this process.
Set forth below are key areas of risk overseen by the Board, directly or through its committees:
•
Legal, Compliance and Regulatory Risk: Our Board, both directly and through the Audit Committee, receives regular updates on various legal, compliance and regulatory matters, such as developments in litigation, compliance risks and our compliance programs. In addition, regular updates to the Audit Committee by our General Counsel and Internal Audit provide insight into our risk assessment and risk management policies and processes.

•
Financial and Accounting Risk: The Audit Committee oversees the management of financial, accounting, internal controls and liquidity risks. This oversight includes interaction at Audit Committee meetings with the Chief Financial Officer, management from our financial, accounting, internal audit and treasury functions, and representatives from our independent registered public accounting firm. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor, control and remediate such exposure.

•
Reputational and Governance Risk: The NG&S Committee oversees risks related to Board organization, membership including director refreshment and succession, board structure and other corporate governance matters. This Committee also has responsibility for reviewing and monitoring our corporate responsibility and sustainability programs, including oversight over ESG matters. The Company’s practice is to periodically review responsibility and sustainability matters, including ESG programs and policies, in joint session with the full board.

•
Executive Compensation Program Risk: The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and with respect to succession planning for management. See “Compensation Discussion and Analysis”, beginning at page 25, for more information.

•
Cybersecurity Risk: The Audit Committee oversees our cybersecurity program and management of the associated risks. The Committee receives regular updates from our Chief Information Officer on cybersecurity matters and our risk management program. Cybersecurity risk matters are regularly reviewed in joint session with the full Board.

Director Independence
Our Board with the assistance of the NG&S Committee annually conducts an assessment of the independence of each director in accordance with our Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), and the general listing standards of the New York Stock Exchange (the “NYSE”). The Board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the Board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s general listing standards. For these purposes, the NYSE requires the Board to consider certain relationships that existed during a three-year look-back period. The Board considers the materiality and importance of such relationships not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is a director who our Board affirmatively determines has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
Upon the recommendation of the NG&S Committee, the Board has affirmatively determined that each of Mses. Blackwell, Gulyas, and Narwold, and Messrs. Fernandez-Moreno, Fitzpatrick, Lynch, and Sansone, is independent, in accordance with applicable rules and regulations of the SEC and the general listing standards of the NYSE. During the time that Mr. Kelson will serve as our interim President and CEO, he will not be considered as an independent director. It is expected that Mr. Kelson will regain his status as an independent director when he relinquishes his duties as interim President and CEO.
8	INGEVITY - 2020 Proxy Statement

Board and Committee Self-Evaluations
The NG&S Committee assists the Board in annually assessing the effectiveness of the Board and its committees in carrying out their respective roles.

Examples of actions the Board has taken in recent years in response to the annual evaluation process include increasing the size of the board in order to create more opportunity for diversity, followed by the subsequent appointment of two additional women to the Board, the assignment of oversight of corporate responsibility and sustainability to the newly renamed Nominating, Governance & Sustainability Committee, and the rotation of the chairmanship of the NG&S Committee.
Board Meetings and Attendance; Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting our Company and to act on matters requiring Board approval, and may hold special meetings between scheduled Board meetings when appropriate. The Board met five times during fiscal year 2019. All directors attended 75 percent or more of the aggregate of (i) the number of meetings of the Board held during the period he or she was a director and (ii) the number of meetings of all committees of the Board held during the period he or she was a member of the respective committee. All directors attended the 2019 Annual Meeting.
Our Governance Guidelines require that the non-management members of our Board meet in executive session without management present at each regularly scheduled Board meeting. Our Committees generally also meet in executive session without management participation at each regularly scheduled Committee meeting.
INGEVITY - 2020 Proxy Statement	9

Board Composition and Diversity
Our Board is committed to ensuring that it has the right mix of skills, background, tenure, experience and diversity. The current composition of our board is as follows:

Board Skills and Experience

Skills & Experience	Blackwell	Fernandez-Moreno	Fitzpatrick	Gulyas	Kelson	Lynch	Narwold	Sansone
Chemicals or Experience in Ingevity's Markets		■	■	■		■	■	■
C-suite Experience (CEO, CFO, COO, GC)	■		■		■	■	■	■
Other Public Company Board Experience	■		■	■	■	■		■
International Manufacturing Experience (P&L)	■	■	■	■		■		■
Executive Compensation/Talent Development	■		■	■	■	■	■	■
NYSE Financial Expert	■		■		■			■
Enhances Diversity (Gender, Ethnicity)	■	■		■			■	
Substantial M&A, Joint Venture Experience	■	■	■	■	■	■	■	■
Compliance/Legal	■				■		■

10	INGEVITY - 2020 Proxy Statement

Committees of Our Board of Directors
Our Board has established three standing committees to assist it with the performance of its responsibilities. Our Board elects the members of these committees annually, based on the recommendations of the NG&S Committee. After each committee meeting, a report is provided by the committee Chair to the full Board. Each committee is composed entirely of directors who have been determined to be independent under the relevant SEC and NYSE standards. Each committee operates under a charter, which is reviewed annually. The committee charters are available under the Corporate Governance tab at http://ir.ingevity.com. The Board also has established an Executive Committee, currently composed of Messrs. Kelson (chair), Fitzpatrick and Lynch, and Ms. Blackwell. The Executive Committee is authorized to exercise the powers of the Board between board meetings; this committee did not meet during the past fiscal year. On February 20, 2020, our Board established a CEO Search Committee, composed of Messrs. Fitzpatrick, Lynch and Ms. Blackwell.
Audit Committee
2019 Meetings: 9 Report See page 22	Chair Jean S. Blackwell Other Members Luis Fernandez-Moreno J. Michael Fitzpatrick Daniel F. Sansone
The Audit Committee assists our Board in fulfilling its responsibilities with respect to the oversight and evaluation of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; (5) our risk review and system of compliance with legal and regulatory requirements; (6) our financial management and resources; (7) specific financial strategy initiatives as requested by the Board or management; and (8) risk management over cybersecurity. Among other things, the Audit Committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the Audit Committee.
Ms. Karen Narwold will join the Audit Committee on April 22, 2020. The Board has determined that each of Ms. Blackwell and Messrs. Fitzpatrick and Sansone is an “audit committee financial expert” as that term is defined under SEC rules. The Board has also determined that all Audit Committee members, including Ms. Narwold, are financially literate, as that qualification is interpreted by the Board in its business judgment, in compliance with the NYSE listing standards requirements for audit committee members. The Board has also determined that all members of the Audit Committee, including Ms. Narwold, are independent in accordance with the heightened independence standards established by the Securities and Exchange Act of 1934 (the “Exchange Act”) and adopted by the NYSE for audit committee members.
Compensation Committee
2019 Meetings: 5 Report See page 38	Chair Frederick J. Lynch Other Members Jean S. Blackwell Diane H. Gulyas Richard B. Kelson (until February 20, 2020) Daniel F. Sansone
The Compensation Committee’s duties include setting the overall compensation strategy and policies for our executives and non-employee directors. The committee is responsible for determining and approving CEO compensation and reviewing the compensation of our other executive officers, including salary, annual incentive awards and long-term incentive awards. The Compensation Committee also oversees the development of executive succession plans and evaluates and makes recommendations to our Board regarding potential CEO candidates. In addition, the committee evaluates the design and effectiveness of our compensation programs and monitors risks related to such design. See pages 25 - 38 for further matters related to the Compensation Committee, including a discussion of its procedures and its report. The Compensation Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE and non-employee directors for the purposes of Rule 16b-3 of the Exchange Act.
INGEVITY - 2020 Proxy Statement	11

Nominating Governance & Sustainability Committee
2019 Meetings: 5	Chair J. Michael Fitzpatrick Other Members Luis Fernandez-Moreno Frederick J. Lynch Richard B. Kelson (until February 20, 2020) Karen G. Narwold
The NG&S Committee identifies individuals qualified to become Board members consistent with the criteria established by our Board and described in our Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to our Board concerning the appropriate size, function, needs and composition of our Board and its Committees; advises our Board on corporate governance matters; oversees the annual Board and Committee self-evaluation process; and provides oversight over corporate responsibility and sustainability matters, including the Company’s ESG programs and policies.
Ms. Diane Gulyas will join the NG&S Committee on April 22, 2020. The NG&S Committee, including Ms. Gulyas, consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an employee of Ingevity at any time. During the past fiscal year, no executive officer of Ingevity served as a member of the Compensation Committee (or other committee performing similar functions) or on the board of directors of any entity at which a member of the Compensation Committee or Board served as an executive officer.
Governance Guidelines – NG&S Committee Process – Director Candidates
The NG&S Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines. These standards include (1) an absence of conflicts of interest and other legal and ethical issues that would interfere with such candidate’s service as a director, (2) a commitment to discharge his or her duties as a director in accordance with our Governance Guidelines, (3) a willingness and ability to devote sufficient time and energy to carry out his or her duties, and (4) having sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees and to otherwise fulfill his or her duties. In addition, the NG&S Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board does not have a specific diversity policy, pursuant to our Governance Guidelines, the Board strives to select as director candidates a mix of individuals who represent diverse experience, background and thought at policy-making levels that are relevant to the Company’s activities, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions.
Stockholder Recommendations - Director Candidates
The NG&S Committee will consider director candidates recommended by stockholders and will do so in the same manner as candidates recommended by other sources. Any stockholder wishing to recommend a director candidate should provide the NG&S Committee with the information required by the Company’s By-Laws to be provided with respect to director nominees submitted by stockholders. The process for stockholders to nominate an individual for election as a director is discussed on page 54.
12	INGEVITY - 2020 Proxy Statement

Interested Party Communications with the Board
Interested parties, including stockholders, may communicate by mail with all or selected members of the Board. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Board,” “Lead Independent Director,” “Chair of the NG&S Committee” or “All Non-Management Directors”). All correspondence should be sent via U.S. Mail to: Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary, or by Email to: corporatesecretary@ingevity.com. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any soliciting or advertising materials, any abusive, threatening or otherwise inappropriate materials.
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DIRECTOR COMPENSATION
Cash Compensation
During 2019, each non-employee director received $85,000 as an annual cash retainer for service as a director. Directors who are also employees of the Company receive no additional compensation for service as a director.
Each non-employee director who served as either the Board Chair or as a Committee Chair received an additional retainer as follows: Chairman of the Board: $85,000; Audit Committee Chair: $20,000, Compensation Committee Chair: $15,000 and NG&S Committee Chair: $12,000.
Stock Awards
Each non-employee director receives an annual award grant of Ingevity restricted stock units (“RSUs”) equivalent to $95,000 at the time of grant. These are made to non-employee directors under the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”) and under the terms and conditions applicable to their grants. The directors become vested in their RSUs on the first anniversary of the award date. For the fiscal year ended 2019, the number of RSUs granted was determined based on the closing price of the Company’s Common Stock as traded on the NYSE on April 25, 2019.
Non-employee directors have the option to elect to receive their annual cash retainer (both regular annual retainer for Board service, Board Chair retainer and Committee Chair retainer) in the form of deferred stock units (“DSUs”) under the Omnibus Plan. In addition, each non-employee director may also elect to receive their annual stock RSU award in the form of DSUs. DSUs representing cash retainers vest in full upon grant, but settle upon termination of service with the Board. RSUs converted into DSUs (annual stock award) are subject to one-year vesting and are also settled upon termination of service with the Board.
A non-employee director must make his or her election to receive DSUs (in lieu of cash or RSUs) by December 31 of the calendar year preceding the year in which the compensation is earned, or within thirty days of becoming a director. No changes to the DSU settlement date are permitted absent a hardship.
Stock Ownership Guidelines; Prohibition on Hedging
Under our stock ownership guidelines, each non-employee director is expected to hold an amount of Ingevity common stock equal to five times the annual base cash retainer. Shares owned outright by the director, or his or her immediate family members residing in the same household, in family trusts and shares held in retirement plan accounts are deemed to be owned shares for purposes of these guidelines, as well as vested and unvested RSUs and DSUs. Until a non-employee director meets these guidelines, he or she must hold 50 percent of his or her vested RSUs. If a non-employee director does not meet these guidelines within five years, he or she must hold 100 percent of his or her vested RSUs. Each non-employee director is deemed to be on track towards achieving the ownership goal.
Our directors are not permitted to engage in hedging activities with respect to our stock. See page 35 for more information about the Company’s anti-hedging policy.
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2019 Director Compensation Table
The following table includes information concerning compensation for service as a director paid to or earned by our directors during the fiscal year ended December 31, 2019:
Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	TOTAL
Richard B. Kelson(3)	170,000	95,088	—	—	—	0	265,088
Jean S. Blackwell	105,000	95,088	—	—	—	0	200,088
Luis Fernandez-Moreno	85,000	95,088	—	—	—	0	180,088
J. Michael Fitzpatrick	97,000	95,088	—	—	—	0	192,088
Frederick J. Lynch	100,000	95,088	—	—	—	0	195,088
Daniel F. Sansone	85,000	95,088	—	—	—	0	180,088
Diane Gulyas	85,000	118,938	—	—	—	0	203,938
Karen Narwold(3)	85,000	118,938	—	—	—	0	203,938
D. Michael Wilson	—	—	—	—	—	—	0
(1)	This column includes fees earned or paid in cash, representing the annual retainer, and where applicable the Chairman retainer and the committee chair retainers
(2)
The amounts shown in this column represent the aggregate grant date fair market value of stock units granted in 2019 to non-employee directors computed in accordance with FASB ASC Topic 718. As of December 31, 2019, each director held 845 restricted stock units with the exception of Ms. Guyas and Ms. Narwold who each held 1,052 shares in the form of unvested stock awards. Ms. Gulyas and Ms. Narwold joined the board in early 2019 and each were granted 207 restricted stock units representing a pro-rated award for the period January 1, 2019 to April 2019 which relates to the 2018 grant year (April 2018–April 2019).

(3)	Both Mr. Kelson and Ms. Narwold elected to receive the annual stock award in the form of DSUs in 2019.
INGEVITY - 2020 Proxy Statement	15

Proposal
1	Election of Directors
the Board recommends a vote FOR each nominee.

Our NG&S Committee has recommended, and the Board of Directors has nominated for election as directors at the Annual Meeting the eight nominees named below. Each nominee currently serves as a director of the Company, and each nominee was elected by our stockholders to serve until the 2020 Annual Meeting of stockholders and until his or her successor has been elected and qualified. Except for Ms. Gulyas and Ms. Narwold who began board service in February 2019, each nominee has served as a director of Ingevity since the Company became public in May 2016.
Each director elected at the meeting will serve until the 2021 Annual Meeting of Stockholders and until his or her successor has been elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting by proxy may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.
At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.
Any director who is not elected shall offer to tender his or her resignation to the Chairman of the Board and the NG&S Committee. The NG&S Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will act on the tendered resignation within 90 days following the stockholders’ meeting at which the election occurred. The NG&S Committee, in making its recommendation, and the Board, in making its decision, may consider all the information, factors and alternatives it considers appropriate. Any director who offers his or her resignation pursuant to this provision may not participate in the NG&S Committee deliberations and recommendation or in the Board’s deliberations and decision whether to accept or reject the resignation offer.
The information below and in the matrix on page 10 provides information as to the particular experiences, qualifications, attributes and skills of each nominee. The NG&S Committee and the Board believe that, as a group, these nominees provide our Board with an optimal balance of experience, leadership, qualifications, attributes and skills and that each individual nominee can make a significant contribution to the Board and should serve as a director of the Company.
Recommendation of the Board
The Board recommends a vote “FOR” each of the eight director nominees named in this Proxy Statement.
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2020 Director Nominees
Jean S. Blackwell
Age: 65 Director Since: 2016	Board Committees: • Audit (Chair) • Compensation	Other public company directorships: • Johnson Controls International • Celanese Corporation

Skills and Experience:

Ms. Blackwell has substantial experience in the areas of finance and law, and also as to matters of corporate responsibility, sustainability and human resources, having served both as a public company CFO and General Counsel, among other corporate leadership roles. As an “audit committee financial expert” and previous CFO, Ms. Blackwell is well qualified to chair the Company’s Audit Committee. She also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

CEO of Cummins Foundation and EVP of Corporate Responsibility for Cummins Inc. from 2008 until her retirement in 2013. Previous positions with Cummins (joined, 1997) included Chief Financial Officer; Vice President, Cummins Business Services and Human Resources; and General Counsel.

Earlier experience includes Budget Director for the State of Indiana; Executive Director of the Indiana State Lottery Commission, and Partner at the law firm of Bose McKinney & Evans, LLC.

Prior public company directorships: Essendant Inc. (formerly, United Stationers Inc.) and Phoenix Companies, Inc.

INGEVITY - 2020 Proxy Statement	17

Luis Fernandez- Moreno
Age: 57 Director Since: 2016	Board Committees: • Audit • Nominating Governance & Sustainability

Skills and Experience:

Mr. Fernandez-Moreno has over thirty years executive and operational experience in the performance materials, specialty chemicals and coatings industries. He has significant M&A and international experience, having had leadership roles in complex global business operations in Mexico, Brazil, France and the United Kingdom, as well as the United States.

Professional Highlights:

Sole Manager and Member of Strat and Praxis LLC, a consulting services company, since June 2018.

Senior Vice President of Ashland Inc. from 2013 through 2017, including serving as President of its Chemicals Group, President of Ashland Specialty Ingredients, and President, Ashland Water Technologies. Previous experience included 27 years at Rohm & Haas Company and, after its acquisition, with The Dow Chemical Company. He also served as Executive Vice President at Arch Chemicals until its acquisition by Lonza.

Director Huber Engineering Materials, a portfolio company of J.M. Huber Corporation, since 2019; Director Ascensus Specialties International Company, a portfolio company of WindPoint Partners, since 2016; director Oxea S.a.r.l., a subsidiary of government-owned Oman Oil Company, since 2018.

J. Michael Fitzpatrick
Age: 73 Director Since: 2016	Board Committees: • Audit • Nominating Governance & Sustainability (Chair)

Skills and Experience:

Dr. Fitzpatrick has over thirty five years executive experience in the chemicals industry, including service as Chief Executive Officer and Chief Operating Officer. He has extensive experience in technology, M&A and international operations, and is an “audit committee financial expert.” Mr. Fitzpatrick also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

Chairman and Chief Executive Officer of Citadel Plastics Holdings until his retirement in 2012. Previous experience included thirty years with Rohm & Haas Company, last serving as President and COO; other roles included Chief Technology Officer and Vice President of Research.

Chairman of the Board of Directors of Aurora Plastics, Inc., a privately held company, since 2016; Executive Advisor at WindPoint Partners, a private equity firm, since 2005.

Prior public company directorships: McCormick & Company; SPX Corporation; and Carpenter Technology Corporation.

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Diane H. Gulyas
Age: 63 Director Since: 2019	Board Committees: • Compensation	Other public company directorships: • W.R. Grace & Co. • Expeditors International of Washington, Inc.
Ms. Gulyas will join the NG&S Committee as of April 22, 2020.

Skills and Experience:

Ms. Gulyas’ qualifications to serve as a director include her extensive executive experience at one of the world’s largest chemical companies, as well as her extensive experience in international operations, global manufacturing and sales, including in the automotive parts industry. Ms. Gulyas also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

President, Performance Polymers business of E.I. du Pont de Nemours and Company from 2009 until her retirement in 2014. Previous positions in her thirty-five year du Pont career included Global Chief Marketing and Sales Officer, Group Vice President of the Electronic and Communication Technologies platform, and Vice President and General Manager of the Advanced Fiber business.

Chair of the Board of Directors, Ladies Professional Golfing Association.

Prior public company directorships: Mallinckrodt Pharmaceuticals and Navistar International Corporation.

Richard B. Kelson
Age: 73 Director Since: 2016	Board Committees: • Nominating Governance & Sustainability (until February 20, 2020) • Compensation (until February 20, 2020)	Other public company directorships: • PNC Financial Service Group • Commercial Metals Company

Skills and Experience:

Mr. Kelson is our Chairman, a position he has held since 2016. He currently serves as our interim President and Chief Executive Officer, as appointed by the Board on February 20, 2020.

Mr. Kelson has substantial experience in the areas of finance, law and governance, having served both as a public company CFO and General Counsel, and also in environmental, health and safety and supply chain management. Mr. Kelson is an audit committee financial expert and experienced public company board member who also brings with him significant historical experience as a director of the Company’s former parent company.

Professional Highlights:

Chairman, President and CEO of ServCo LLC, a strategic sourcing and supply chain management company, since 2009.

Retired Alcoa, Inc. in 2009 after 32 years of service, most recently as Chairman’s Counsel; previous positions included Executive Vice President and CFO; EVP – Environment, Health and Safety and General Counsel; and a member of the senior leadership Executive Counsel.

Prior public company directorships: MeadWestvaco Corporation and its predecessor Westvaco Corporation.

INGEVITY - 2020 Proxy Statement	19

Frederick J. Lynch
Age: 55 Director Since: 2016	Board Committees: • Compensation (Chair) • Nominating Governance & Sustainability

Skills and Experience:

Mr. Lynch was appointed Lead Independent Director by the Board on February 20, 2020.

Mr. Lynch served as President and Chief Executive Officer of a public, global manufacturing Company for twelve years until his retirement in 2019, also having served as a director. He also brings previous substantial executive experience in the chemicals industry, and in-depth knowledge of global business, manufacturing, supply chain management and strategic planning.

Professional Highlights:

Operating Partner, AEA Investors, LP, a global private investment firm, since January 2020.

President and CEO of Masonite International Corporation, a global manufacturer of doors and door systems from 2006 until his retirement in 2019.

Previous experience includes President of human generics division and Senior Vice President of global supply chain for Apharma, Inc., and eighteen years at Honeywell International, including Vice President and General Manager of its specialty chemicals business.

Prior public company directorships: Masonite International Corporation.

Karen G. Narwold
Age: 60 Director Since: 2019	Board Committees: • Nominating Governance & Sustainability
Ms. Narwold will join the Audit Committee on April 22, 2020.

Skills and Experience:

Ms. Narwold has over twenty-five years of executive, management, legal and compliance experience in chemicals and manufacturing, including as Chief Administrative Officer and General Counsel of a public company. Her areas of expertise include law, corporate governance and compliance, executive compensation, risk oversight, strategic planning, mergers and acquisitions, and cyber security.

Professional Highlights:

Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Albemarle Corporation, a global specialty chemicals company, since 2010, including leadership of legal, public affairs (government and regulatory affairs and communications) and compliance organizations. Member of Albemarle’s Enterprise Risk Management and Disclosure Committees.

Previously held various leadership roles at Symmetry Holdings and Barzel industries, including for both as General Counsel, and at GrafTech International, a global graphite and carbon manufacturer and former subsidiary of Union Carbide, including serving as Vice President, General Counsel, Human Resources and Secretary.

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Daniel F. Sansone
Age: 67 Director Since: 2016	Board Committees: • Audit • Compensation	Other public company directorships: • AdvanSix Inc.

Skills and Experience:

Mr. Sansone has extensive executive and general management leadership and substantial financial expertise, including service as Chief Financial Officer and Treasurer at a global manufacturing public company, and is an “audit committee financial expert.” He also brings expertise in the asphalt and paving markets.

Professional Highlights:

Executive Vice President and Chief Financial Officer (Retired) at Vulcan Materials Company, an S&P 500 company and the largest U.S. producer of aggregate-based construction materials, including asphalt, from 2005-2014. Other roles at Vulcan included President, Southern and Gulf Coast Division, President, Gulf Coast Materials, EVP Strategy, Treasurer and Corporate Controller.

INGEVITY - 2020 Proxy Statement	21

AUDIT COMMITTEE MATTERS
Audit and Other Fees
The following table shows the fees paid by the Company to PricewaterhouseCoopers LLP (“PwC”) for audit and other services provided for the fiscal years 2019 and 2018, all of which were preapproved by the Audit Committee or the Audit Committee Chair.
Amounts Shown in $	2019	2018
Audit Fees	2,134,000	1,379,000
Audit-Related Fees	—0—	100,000
Tax Fees	104,000	202,000
All Other Fees	10,000	10,000
Total	2,248,000	1,691,000
Audit Fees. Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. Also included for 2019 were audit services related to the acquisition of the Capa caprolactones business and for 2018, audit services related to the acquisition of the Georgia-Pacific pine chemicals business.
Audit-Related Fees. This includes fees paid for services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2018, this includes services provided in connection with debt financing transactions.
Tax Fees. This includes fees and expenses for U.S. federal, state, and international tax planning and tax compliance services.
All Other Fees. This category includes fees for services in connection with attestations by PwC that are required by statute or regulation.
Pre-Approval Policy and Procedures
The Audit Committee’s pre-approval policy requires that all services to be performed by the Company’s independent registered public accounting firm be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $150,000 may be approved by the Chair of the Audit Committee, provided that any such approval is presented to the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
Management is responsible for the Company’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board.
Throughout 2019, the Audit Committee received regular reports from management, the internal auditors and PwC, the Company’s independent registered public accounting firm, regarding the plans for, and scope and results of, their audits and reviews of the Company’s financial statements and internal control over financial reporting.
Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.
This review included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).
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The Audit Committee also received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the issue of their independence from the Company.
Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
THE AUDIT COMMITTEE
Jean S. Blackwell, Chair
Luis Fernandez-Moreno
J. Michael Fitzpatrick
Daniel F. Sansone

Proposal
2	Ratification of the Selection of Independent Registered Public Accounting Firm our Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers

The Audit Committee is directly responsible for appointing, retaining, fixing the compensation of, and overseeing the work of our independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Although it is not legally required to do so, the Board has elected to seek stockholder ratification of the appointment of PwC as a matter of good corporate governance. If stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. Regardless of the outcome of this proposal, the Audit Committee may, in its discretion, select a new independent registered public accounting firm at any time during the year if it believes such a change would be in the Company’s best interest.
Representatives of PwC will present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board recommends a vote “FOR” the ratification of the appointment of PwC as the independent registered public accounting firm of the Company.
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EXECUTIVE COMPENSATION MATTERS
Ingevity’s Named Executive Officers
Set forth below is information about our named executive officers as of March 9, 2020, with the exception of Mr. Kelson, who is also a director. See page 19 for a description of Mr. Kelson’s experience and skills. Each of the following executive officers has served in their positions with the Company since the Separation from WestRock, except for Mr. Smith, who joined the Company in June 2016 and was promoted to his current position in January 2017.
John C. Fortson (age 52)

Mr. Fortson serves as Executive Vice President, Chief Financial Officer and Treasurer of Ingevity. Mr. Fortson came to Ingevity from AAR Corporation where he served as Vice President, Finance since May 2013, becoming Vice President, Chief Financial Officer and Treasurer in July 2013. Prior to joining AAR Corporation, Mr. Fortson was a Managing Director in the Investment Banking Department of Bank of America Merrill Lynch working in the firm’s New York, London and Chicago offices. Mr. Fortson is a graduate of the United States Military Academy at West Point and has a Master of Business Administration from Duke University’s Fuqua School of Business. Mr. Fortson spent seven years as an infantry officer in the U.S. Army. His last assignment was as a Parachute Rifle Company Commander in the 82nd Airborne Division.

Katherine P. Burgeson (age 62)

Ms. Burgeson serves as Executive Vice President, General Counsel and Secretary of Ingevity. Ms. Burgeson came to Ingevity from WestRock, where she served as Associate General Counsel, a position she held since July 1, 2015. Prior to the merger of MeadWestvaco Corporation and Rock-Tenn Company which resulted in the formation of WestRock, Ms. Burgeson served as Deputy General Counsel of MeadWestvaco, where she was lead legal counsel for commercial, corporate and mergers and acquisition-related matters. Ms. Burgeson joined Westvaco Corporation, MeadWestvaco’s predecessor in 2000. Prior to joining Westvaco, Ms. Burgeson was a partner at Cummings & Lockwood in Stamford, Connecticut. Ms. Burgeson began her legal career as an associate at Shearman & Sterling. Ms. Burgeson received her J.D. from Fordham University School of Law and her B.A. from Trinity College in Hartford, Connecticut.

Michael P. Smith (age 59)

Mr. Smith serves as Executive Vice President and President, Performance Chemicals, Strategy and Business Development. Mr. Smith joined Ingevity in June 2016 after 23 years of service at FMC Corporation. He served as Vice President and Global Business Director for FMC’s Health and Nutrition business after holding multiple positions of increasing responsibility within that business. During his career with the company, Mr. Smith held various roles including Marketing Manager for FMC Water Treatment Chemicals in Manchester, England; Global Business Manager for FMC Process Additives, also in Manchester; Director of Business Planning for FMC Chemicals; Division General Manager for the Active Oxidants division; Division General Manager for Hydrogen Peroxide; General Manager for Food Ingredients for FMC BioPolymer; and Division General Manager for FMC BioPolymer. Prior to joining FMC, Mr. Smith held several sales and management positions with Hercules Incorporated, a supplier of hydrocarbon and pine-based resins. Mr. Smith holds a Bachelor of Arts degree in chemistry from the University of Virginia and a Master of Business Administration degree from the University of Michigan.

S. Edward Woodcock, Jr. (age 54)

Mr. Woodcock serves as Executive Vice President and President, Performance Materials. Mr. Woodcock served as Vice President of MeadWestvaco’s, and later, WestRock’s Carbon Technologies business from 2010 to 2016 after holding multiple positions of increasing responsibility within that business, most recently Global Business Director, Automotive. During his 30-year career with the Company, Mr. Woodcock has held various roles including Business Director, Automotive, for the Asia-Pacific region, Worldwide Marketing Manager for the Chemical Division’s non-U.S. business, Area Sales Manager for Latin America, and Technical Manager for the Process Technology business. Mr. Woodcock holds a Bachelor of Science degree in chemical engineering from the University of Virginia.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) discusses the compensation program and the compensation decisions made for fiscal year 2019 with respect to the following Named Executive Officers (“NEOs”):
Name	Title
D. Michael Wilson	President and Chief Executive Officer
John C. Fortson	Executive Vice President, Chief Financial Officer & Treasurer
Katherine P. Burgeson	Executive Vice President, General Counsel & Secretary
Michael P. Smith	Executive Vice President & President, Performance Chemicals, Strategy and Business Development
S. Edward Woodcock	Executive Vice President & President, Performance Materials
Effective February 20, 2020, Mr. Wilson resigned from his position as President and Chief Executive Officer of the Company and as a member of our Board. Effective as of the same date, Richard B. Kelson, the Company’s Board Chair assumed the position of interim President and CEO. This CD&A includes compensation paid to and earned by Mr. Wilson in 2019.
2019 Business Highlights
See page 4, “Proxy Summary – 2019 Business Highlights.”
Compensation Design; Pay Elements
Ingevity’s compensation program reflects the Company’s “pay-for-performance” philosophy. Compensation is directly linked to business plans and individual performance, with short and long term incentive programs based on achievement of key financial metrics and individual performance. We are focused on achieving long-term, sustainable stockholder value, while also recognizing significant annual contributions.
When taken as a whole, along with other elements of our executive compensation program, these pay elements are intended to provide a level of compensation sufficient to attract and retain an effective management team, while being generally targeted to market median within the Company’s peer group:
Pay Element	Description and Purpose
Base Salary	•
Fixed cash compensation that recognizes among others level of responsibilities, contributions towards meeting the Company’s goals and objectives, individual performance and experience, internal pay equity

	•	Also reflects the economic and business environment in which the Company operates and other relevant considerations
Short-term Incentive Plan (STIP)	•	Performance-based cash compensation that rewards achievement of key annual financial performance targets
•
Performance targets for 2019 STIP were based on STIP Adjusted EBITDA (using corporate results for our CEO, CFO and GC, and a blend of corporate results and business segment results for the segment presidents)

Long-term Incentive Plan (LTIP)	•	Equity compensation that promotes achievement of long-term strategic objectives, and aligns the executive’s interest with those of our stockholders
•
Fifty percent of the 2019 LTIP opportunity was allocated to Performance Stock Units (“PSUs”) with a three-year performance window, with the balance allocated evenly between Restricted Stock Units and non-qualified stock options

	•	Performance targets for 2019 PSUs were based on a combination of 2021 “ROIC” and “Cumulative EPS” (as defined on page 32)
INGEVITY - 2020 Proxy Statement	25

Additional elements of NEO compensation are described on page 36 under “Retirement Plans, Welfare Benefits and Perquisites.” From time to time the Compensation Committee may authorize a special equity award under circumstances where the Committee deems such an award appropriate and in the best interests of the Company, for example to recognize extraordinary performance and/or to enhance retention.
2019 Pay Mix
The mix of compensation elements awarded this year to our CEO and the other NEOs, as illustrated below, reflects our compensation philosophy. Performance-based pay (including that reflecting share price), through STIP and LTIP equity awards represents the most significant portion. The information reflected in the chart does not reflect a one-time special equity award made in 2019 to Mr. Fortson. See page 39. Mr. Wilson did not receive a STIP payment for 2019.

Say-on-Pay
The Compensation Committee values the input received from our stockholders on the Company’s executive compensation practices. At the 2019 annual meeting, our stockholders cast an advisory vote on the compensation of our NEOs, with 97.8% of the shares voting to approve the compensation. Although the vote was non-binding, the Compensation Committee reviewed the results of the vote and considered the approval rate as an indication that the stockholders support the Company’s executive philosophy and decisions. The company is again soliciting a non-binding advisory vote at the 2020 Annual Meeting. For more information, see “Proposal No. 3 – Advisory Vote To Approve Executive Compensation (Say-on-Pay)” at page 47.
Executive Compensation Philosophy
Ingevity’s compensation program reflects the Company’s “pay-for-performance” philosophy. Compensation is directly linked to business plans and individual performance, with short and long term incentive programs based on achievement of key financial metrics and individual performance. We are focused on achieving long-term, sustainable stockholder value.
We designed our executive compensation program to attract, motivate and retain highly-talented executives. In setting compensation, the Compensation Committee considers both our peer group and national survey data (“Comparative Compensation Data”). We also consider other factors including the executive's role and level of responsibilities, the importance of the executive's contributions toward meeting the Company's goals and objectives, individual performance and experience, internal pay equity and the economic and business environment in which the Company operates.
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The Company's compensation program is meant to:

Support our Business Strategy — Align our program with our business strategy, which is focused on long-term earnings growth and sustained growth in stockholder value, by providing our NEOs with long-term incentives tied to value creation.

Pay for Performance — A large portion of our executive pay is dependent upon the achievement of corporate and business unit goals as well as individual performance. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

Pay Competitively — Target compensation is set to be around the market median of our peer group and comparative compensation data. However, compensation targets for individual executives may differ from the median based on roles and responsibilities, performance, strategic impact, experience and tenure, internal pay equity; special hiring situations, retention, succession planning needs and other relevant considerations.

Align NEO and Stockholders Interests — We provide significant portion of the overall compensation opportunity of our NEOs in the form of equity-based compensation, including performance-based restricted stock units ("PSUs") and we set multi-year performance goals for the PSUs that align with the long-term interests of our stockholders.

Discourage Excessive Risk Taking — Our program is comprised of balanced short and long term, cash and equity elements that discourage excessive risk taking.
Executive Compensation Governance Practices
The Compensation Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance and compensation policies. These practices include the following:
What We Do		What We Don’t Do
✔	Use performance metrics to align pay with performance	✘	No repricing, backdating or discounting of stock options taking
✔	Balance short-term and long-term incentives through focused use of performance metrics	✘	No hedging, pledging or short sales of Ingevity stock by any director, executive officer or other employee
✔	Link a substantial portion of executive pay to company performance	✘	No excise tax gross-ups for Change-in-Control payments; no income tax gross-ups for executive financial counseling services
✔	Cap incentive compensation to 200% of target performance	✘	No excessive executive perquisites
✔	Maintain a “clawback” policy for misconduct leading to restatement of financial results
✔	Use “double trigger” change of control or severance and equity vesting provisions
✔	Engage an independent consultant to advise the Committee
✔	Balanced compensation program discourages excessive risk taking
Roles and Responsibilities: Compensation Committee, Compensation Consultant, Executive Officers
The Compensation Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to compensation of the Company’s CEO and other senior executives, including the NEOs. The Compensation Committee’s role includes oversight and risk management relating to the Company’s equity compensation and employee benefit plans.
The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. The Compensation Committee has the sole discretion, and is directly responsible for the appointment, termination, compensation, and oversight of the work of Pearl Meyer. Although the Compensation Committee retains Pearl Meyer directly, in carrying out assignments Pearl Meyer also interacts with Ingevity management when appropriate. Specifically, Pearl Meyer interacts with the Company’s Chief Human Resources Officer and other members of management with respect to compensation and benefits data, best practices, peer group developments and executive compensation trends. In addition, Pearl Meyer may also seek
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input and feedback from members of management regarding its consulting work product prior to presentation to the Compensation Committee, for example to confirm its alignment with Ingevity’s business strategy, determine what additional data may need to be gathered, or identify other issues. The Committee regularly meets with the Compensation Consultant in executive session—independent of management—and the Committee Chair also speaks on occasion with the Compensation Consultant on executive compensation matters, also independently of management. The Committee also meets in executive session after each regularly scheduled committee meeting.
Pearl Meyer does not provide any services to Ingevity other than its consulting services to the Compensation Committee related to executive and director compensation. The Compensation Committee determined that in fiscal 2019 the work performed for the Compensation Committee by Pearl Meyer did not raise any conflict of interest. In making its determination, the Compensation Committee considered the independence of Pearl Meyer in light of SEC and NYSE listing standards.
The Committee on behalf of the Board is responsible for reviewing and approving the goals and objectives of the Company’s CEO, evaluating the CEO’s performance in light of such goals and objectives, and setting the CEO’s compensation based on such evaluation. The Compensation Committee meets with the CEO to discuss his performance and compensation, but ultimately, decisions regarding the CEO’s compensation are made by the Compensation Committee, meeting in executive session, without the CEO or any other executive present. In setting the compensation for the CEO, the Compensation Committee also takes into account such other matters as the Compensation Committee deems appropriate, including overall leadership and external survey data compiled by Pearl Meyer from our peer group of companies and other Comparative Compensation Data and the advice of its compensation consultant.
The Compensation Committee on behalf of the Board is also responsible for reviewing and approving the compensation of the Company senior executives reporting to the CEO, including the NEOs. In approving compensation for the NEOs, the Compensation Committee takes into account the CEO’s assessment of their performance, addressing such factors as achievement of individual goals and objectives, contribution to Ingevity’s performance and corporate goals and such other matters as the Compensation Committee deems appropriate, including Comparative Compensation Data and the advice of its compensation consultant. In making his recommendations to the Compensation Committee, the CEO is supported by the Company’s Chief Human Resource Officer.
Peer Group Analysis
Consistent with Ingevity’s goal to provide compensation that remains competitive, the Compensation Committee considers among other matters the executive compensation practices of companies in a peer group selected by the Compensation Committee based on recommendation of its compensation consultant. In selecting the peer group, the Compensation Committee considered such factors as: (i) revenue size and profit margins; (ii) industry and business characteristics comparable to Ingevity; (iii) location and geographic reach, including global operations and/or distribution; (iv) competition for talent; and (v) data availability. The Compensation Committee generally targets compensation to the market median within the peer group when determining a NEO’s compensation. However, market data provided by the peer group is only one of several reference points in determining the form and amount of compensation. Competitive market data is supplemented with broader Comparative Compensation Data. Compensation decisions also take into account other relevant factors including an executive’s role and responsibilities, performance, the importance of an executive’s contributions towards meeting the Company’s goals and objectives, experience and tenure, internal pay equity, special hiring situations, retention, and other relevant factors that may be present.
The peer group is reviewed periodically for appropriateness and comparability. For 2019, Chemtura Corporation was removed following its acquisition by LANXESS, and Calgon Carbon Corporation was removed following its acquisition by Kuraray.
The following 16 companies comprise the peer group used in connection with evaluating our 2019 executive compensation program:
Balchem Corp.	Hexcel Corp.	Quaker Chemical Corp.
Cabot Corp.	Innophos Holdings Inc.	Sensient Technologies Corp.
Eagle Materials, Inc.	Innospec Inc.	Stepan Co.
Ferro Corp.	Kraton Corp.	W.R. Grace and Co.
GCP Applied Technologies, Inc.	Minerals Technologies Inc.
H.B. Fuller Co.	Omnova Solutions Inc.
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NEO Compensation
When taken as a whole, along with other elements of our executive compensation program, the pay elements described below are intended to provide a level of compensation sufficient to attract and retain an effective management team, while being generally targeted to market median within the Company’s peer group. Additional elements of NEO compensation are described on page 36 under “Retirement Plans, Welfare Benefits and Perquisites.”
Our compensation program is designed to discourage excessive risk taking by using several forms of LTI equity instruments, multiple metrics, short and long term programs and active Compensation Committee oversight. The Committee’s independent Compensation Consultant also advises the Committee as to the appropriateness of the compensation program relative to discouraging excessive risk.
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the long-term and short-term incentive awards and other elements of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility, experience and performance, competitive pay levels, market trends in salary adjustments, accountability within Ingevity, economic factors, and other relevant factors.
Base salaries are reviewed annually to determine if they are equitably aligned within Ingevity and are at sufficiently competitive levels to attract and retain top talent. In addition, consideration is given to Comparative Compensation Data and such other considerations as the Compensation Committee considers appropriate. The Compensation Committee also reviews base salary compensation with the Compensation Committee’s compensation consultant.
In 2019, prior to implementation of base salary adjustments, our CEO’s base salary was at the median of the companies in our peer group and our other NEOs’ base salaries ranged from 88 percent to 111 percent of the market median based on our peer group and Comparative Compensation Data. In 2019, base pay increases for these NEOs were made to recognize individual performance, experience, roles and responsibilities, and where applicable, to bring compensation more in line with that reflected in Comparative Compensation Data.
NEO	Percentage Increase	2019 Annual Base Salary ($)
D. Michael Wilson	3.3%	930,000
John C. Fortson	3.0%	520,000
Katherine P. Burgeson	3.8%	405,000
Michael P. Smith	3.8%	415,000
S. Edward Woodcock	10.6%	365,000
Short Term Incentive Plan and 2019 Awards
Ingevity’s short-term incentive plan (“STIP”) consists of an annual cash incentive that is designed to motivate and reward participants, including NEOs, for achieving Ingevity’s annual financial performance targets and personal performance goals. The incentive award range that a NEO may earn is determined at the beginning of the year as a percentage of the NEO’s base salary. The terms of the plan permit the Committee to make certain discretionary adjustments to exclude the effect of certain non-recurring items of gain or loss, or other adjustments reflecting substantial, out of the ordinary matters.
The STIP will be funded for any given year only if the Company meets pre-established financial performance targets, as determined by the Compensation Committee. If earned, funding runs between 50 percent (threshold), 100 percent (target) to 200 percent (maximum) of the STIP target incentive. For 2019, the “threshold” level of the applicable financial performance objectives was set at 93% of the “target’ level financial performance objectives. Linear interpolation is used to determine awards for performance between the identified points. For each NEO, STIP payout is based in part on business performance, and in part on his or her personal performance through an “individual performance modifier” (but subject to an overall 200 percent cap, regardless of individual performance). No payout is earned, regardless of personal performance, if Ingevity’s results are below threshold.
The Compensation Committee has set 2019 annual earnings before interest, taxes, depreciation and amortization (EBITDA), subject to certain specified adjustments, as the basis for 2019 STIP determinations, believing this to be an appropriate and effective measure of short-term performance. STIP EBITDA is measured company-wide (“Company STIP-Adjusted EBITDA”),
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and also for each of the Company’s two business segments (“BU STIP-Adjusted EBITDA”)(1). Funding for corporate employees is based 100 percent on Company STIP-Adjusted EBITDA, and funding for business segment employees are based on a blend of Company STIP-Adjusted EBITDA and their respective BU STIP-Adjusted EBITDA.
Mr. Wilson's, Mr. Fortson's, and Ms. Burgeson's STIP funding was based 100 percent on Company STIP-Adjusted EBITDA. Mr. Smith’s STIP funding was based 70 percent on Company STIP-Adjusted EBITDA and 30 percent on Performance Chemicals STIP-Adjusted EBITDA. Mr. Woodcock’s STIP funding was based 70 percent on Company STIP-Adjusted EBITDA and 30 percent on Performance Materials STIP-Adjusted EBITDA.
If Company STIP-Adjusted EBITDA were below the “threshold” level (which for 2019 was set at 93% of target), no STIP payout would be made to Messrs. Wilson, Fortson or Ms. Burgeson. Mr. Smith and Mr. Woodcock would still be eligible to receive a portion of their respective 2019 STIP award based on BU STIP-Adjusted EBITDA results, but only if actual business segment performance was at “threshold” or higher. An additional limitation, however, provided that neither Mr. Smith nor Mr. Woodcock would receive any STIP payout if Company STIP-Adjusted EBITDA were below 85 percent of “target”, regardless of business segment performance.
2019 Target Company STIP-Adjusted EBITDA was set at $400 Million, an increase of $79.5 Million (or 25 percent) over 2018 actual performance. At the time the Compensation Committee set the target performance level, the goal was believed to be challenging, but achievable. The maximum level of performance was based on 108 percent of target and was believed to be achievable, but only with exceptional performance.
The following table shows the 2019 STIP metrics:
Metric (1)	Performance	2019 Goal	Funding	Actual Performance ($ in millions)
Company STIP- Adjusted EBITDA	Threshold	370	50%	$399.7 Million
	Target	400	100%
	Above Target	415	150%
	Maximum	430	200%
Performance Chemicals' BU STIP-Adjusted EBITDA	Threshold	190	50%	$185.9 Million
	Target	205	100%
	Above Target	212.5	150%
	Maximum	220	200%
Performance Materials' BU STIP-Adjusted EBITDA	Threshold	180	50%	$213.8 Million
	Target	195	100%
	Above Target	202.5	150%
	Maximum	210	200%
(1)
BU STIP-Adjusted EBITDA for the Performance Chemicals segment is “Performance Chemicals STIP-Adjusted EBITDA”, and for the Performance Materials segment is “Performance Materials STIP-Adjusted EBITDA”. See Apendix A for more details on Company STIP-Adjusted EBITDA. Adjusted EBITDA, Performance Chemicals BU STIP-Adjusted EBITDA and BU STIP-Adjusted EBITDA, and for a reconciliation of these non-GAAP financial measures to the nearest GAAP measure.

For 2019, the Compensation Committee established the following threshold, target, and maximum STIP incentive opportunities for the NEOs:
NEO	Threshold (as a percentage of base salary)	Target (as a percentage of base salary)	Maximum (as a percentage of base salary)
Mr. Wilson	50%	100%	200%
Mr. Fortson	35%	70%	140%
Ms. Burgeson	30%	60%	120%
Mr. Smith	33%	65%	130%
Mr. Woodcock(2)	30%	60%	120%
(2)
In setting the 2019 STIP program targets, the Compensation Committee increased Mr. Woodcock’s annual incentive target payout to 60 percent of base salary at target (from the 50% payout in effect for 2018). This adjustment was made to more closely align this STIP compensation with the market median for this position based on roles and responsibilities.

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Individual Performance Multiplier. An individual NEO’s annual incentive award is further influenced by the NEO’s achievement of his or her individual goals and overall performance for the year (the “individual performance modifier”). Performance goals are typically established in the beginning of the year and generally include both leadership objectives and strategic business objectives. Individual NEO performance is evaluated by comparing actual performance to the pre-established individual goals, as well as considering individual accomplishments and other relevant performance criteria. The Compensation Committee annually assesses the performance of the CEO and the other NEOs, and an individual performance modifier is determined for each.
In determining the individual performance element of each NEO’s short-term incentive payment for 2019, and therefore their final STIP payouts, the Compensation Committee considered each NEO’s individual performance as compared to his or her individual goals, and their respective overall contribution to the Company’s performance for the year. See “2019 Business Highlights”, page 4, for a summary of Company performance in 2019.
For Mr. Fortson, the Committee considered his contributions towards financial commitments with respect to revenue, Adjusted EBITDA and cash flow, leadership in negotiating and closing the cross border acquisition of the Capa caprolactone business (“Capa”) of Perstorp Holding A.B., providing strategic flexibility through continued enhancement of the Company’s credit facilities, as well as the continued strengthening of the financial functions of the Company and its cyber security.
For Ms. Burgeson, the Compensation Committee noted continued effective legal counsel, advancing the Company’s business strategies while appropriately balancing risks and opportunities, stewardship of the Company’s ethics and compliance programs and corporate governance practices, and leading complex multi-jurisdiction litigation activity. Her leadership was also noted in respect of managing the search process for and onboarding of the Company’s two new directors.
The Compensation Committee considered for each of Mr. Woodcock and Mr. Smith their effective leadership in the Performance Materials and Performance Chemicals segments respectively. For Mr. Woodcock, the Committee also considered record revenue and Segment EBITDA for the Performance Materials division, including improvements over prior year results, improvements in safety, as well as the effective redesign of global warehousing and logistics. For Mr. Smith, the Committee noted Segment EBITDA and Segment EBITDA margin increases year over year on a reported basis, ongoing integration of the Capa business, and improvements in safety over the prior year.
Mr. Wilson did not receive a STIP payment for 2019. For 2019, the Committee increased Mr. Woodcock’s STIP award to 145% from 130% to reflect the strong performance of the Performance Materials segment under his leadership in 2019. The resulting STIP payments for our NEOs based on the 2019 STIP financial results, after giving effect to each NEO’s individual performance multiplier, were as follows:
NEO	Target STIP Percentage	Eligible Salary ($)	2019 STIP Target ($)	2019 STIP Payout Percentage(1)	2019 STIP Payout ($)
Mr. Wilson	100%	930,000	930,000	0.0%	0
Mr. Fortson	70%	520,000	364,000	99.4%	361,816
Ms. Burgeson	60%	405,000	243,000	99.4%	241,542
Mr. Smith	65%	415,000	269,750	69.6%	187,746
Mr. Woodcock	60%	365,000	219,000	145.2%	317,988
(1)	See Appendix A for the calculation of the 2019 STIP Payout Percentage for Messrs. Smith and Woodcock.
Long-Term Incentive Plan and Awards
Ingevity’s long-term incentive plan (LTIP) is designed to recognize the performance of our executives who drive the development and execution of our long-term business strategies and goals. These awards are designed to further align executives’ interests with those of Ingevity’s stockholders, reward executives for stockholder value creation, maintain the competitiveness of our total compensation packages, foster executive stock ownership and promote retention. LTIP awards are granted under the 2016 Omnibus Incentive Plan, which provides for “double trigger” vesting in connection with a change in control, as described under the heading “Severance and Double Trigger Change of Control Arrangements” on page 35.
The awards granted annually under the Company’s LTIP are delivered in three components: Performance-Based Restricted Stock Units (“PSUs”) represent 50 percent of each NEO’s annual LTIP opportunity, and non-qualified stock options and service based Restricted Stock Units (“RSUs”) each represent 25 percent of each such opportunity. The Committee considers this an appropriate allocation, as performance-orientation is reflected in the PSU and option opportunities, while grants of RSUs
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enhance our ability to retain our management team over a longer-term horizon. The values of individual NEO awards as a percentage of base compensation are set early in each year by the Compensation Committee, in accordance with the Company’s executive compensation philosophy. The number of shares subject to each LTIP component is based on the closing price of the Company’s shares on the date of grant.
Service-Based Restricted Stock Units (“RSUs”)
RSUs generally vest ratably in one-year increments over three years from the date of grant, provided the recipient meets the terms including continued service. 2019 RSU award grants are reflected in the tables “Grants of Plan Based Awards in 2019,” and “Summary Compensation Table”. The 2019 award under our regular LTIP program for each NEO as a percentage of base salary is as follows:
2019 RSU Grants (as a percentage of base salary)
Mr. Wilson	75.0%
Mr. Fortson	43.8%
Ms. Burgeson	27.5%
Mr. Smith	31.2%
Mr. Woodcock	27.5%
In addition to his 2019 RSU grant under our regular LTIP program described above, Mr. Fortson received a special grant of RSUs in 2019 with a value of $750,000, as described under the heading, “Special LTIP Awards” on page 34.
Non-Qualified Options
Options vest ratably in one year increments over three years from the date of grant, provided the recipient meets the terms of the award including continued service. Options have an exercise price equal to the fair market value per share on the date of grant and have a ten-year term. Grants prior to 2019 vested in full on the third anniversary date of the grant. The Compensation Committee approved the change from 3-year cliff vesting to 3-year ratable vesting to bring options vesting in line with peer group practices and Comparative Compensation Data.
The options granted as a part of the 2019 LTIP program to each NEO as a percentage of base salary is as follows:
2019 NQO Grants (as a percentage of base salary)
Mr. Wilson	75.0%
Mr. Fortson	43.8%
Ms. Burgeson	27.5%
Mr. Smith	31.2%
Mr. Woodcock	27.5%
Performance-Based Restricted Stock Units (“PSUs”)
PSUs vest on the third anniversary of the date of grant, provided the recipient meets the terms including continued service. Payout is dependent on the achievement of pre-determined performance targets set by the Compensation Committee for the related three-year performance period.
The Compensation Committee determined that for PSU awards granted in 2019 (“2019 PSU Awards”), 2021 adjusted return on invested capital (ROIC)1 and adjusted three-year cumulative earnings per share (Cumulative EPS)1 continued to be an appropriate and effective measure of Ingevity’s overall performance, and established threshold, target and maximum performance targets for the related three-year performance period from January 1, 2019 through December 31, 2021.
There is no payout for performance under threshold. Payout at threshold is at 50 percent of units granted, at target is 100 percent and at maximum is 200 percent. Linear interpolation is used to determine award payouts between these pre-determined points. At the time that the performance levels were set, target level of performance was believed to be challenging, but achievable; maximum level was believed to be achievable, but only with exceptional performance.
The 2019 PSU Awards vest on performance certification by the Compensation Committee. The number of vested shares are determined based on the Company’s financial performance relative to the pre-established ROIC and Cumulative EPS targets for the 2019-2021 performance period, with adjusted payouts for threshold, target and maximum performance (capped at 200 percent payout), as determined by the Compensation Committee at the end of the performance period.
[1]	See Appendix A for more detail on the calculation of ROIC and Cumulative EPS.
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In 2019 NEOs were granted the following 2019-2021 PSU opportunity:
	2019-2021 PSU Targets (as percent of base salary)
	Threshold	Target	Maximum
Mr. Wilson	75%	150%	300%
Mr. Fortson	43.75%	87.5%	175%
Ms. Burgeson	27.5%	55%	110%
Mr. Smith	31.2%	62.5%	125%
Mr. Woodcock	27.5%	55%	110%
Mr. Wilson forfeited the 2019 PSU grant in connection with his resignation.
PSU Target Metric Adjustments
The Compensation Committee may adjust PSU metrics from time to time to exclude the effect of certain non-recurring items of gain or loss or other significant, out of the ordinary matters, where they had not been factored into established performance targets, such as mergers, acquisitions and dispositions; entry into joint ventures; significant restructurings; changes in accounting rules or tax codes. These adjustments are made to ensure that executives are neither unduly rewarded nor penalized for successfully implementing Board-approved strategic initiatives, or as a result of external events such as changes in effective tax rates.
In late 2018 and early 2019, the Compensation Committee considered the impact of several significant, unplanned 2018 events impacting Company results, including Average ROIC and Cumulative EPS:
•	the reduction in the Company’s effective tax rate (U.S. Tax Reform of 2017)
•	the 2018 acquisition of Georgia-Pacific’s pine chemicals business
•	the 2018 acquisition of the remaining 30% interest in the Company’s Purification Cellutions, LLC joint venture
•	the 2019 acquisition of the Capa business.
Consistent with the approach described above, the Compensation Committee approved adjustments, both positive and negative, to the ROIC and Cumulative EPS targets for the PSUs granted for 2016, 2017, and 2018. This approval reflected the Compensation Committee’s judgment that adjustment of performance targets of unvested LTIP grants was appropriate in light of these significant, non-recurring items, such that executives would not be unduly rewarded nor penalized.
Consistent with the approach described above and the actions taken with respect to 2018 events, the Compensation Committee approved further adjustments, both positive and negative, to the ROIC and Cumulative EPS targets for the PSUs granted for 2017 and 2018 based on unplanned events occurring in 2018 and 2019. This approval similarly reflected the Compensation Committee’s judgment that adjustment of performance targets of unvested LTIP grants was appropriate in light of these significant, non-recurring items, such that executives would not be unduly rewarded nor penalized.
Payments of 2017 PSUs Awards
The PSU awards made in 2017 (“2017 PSU Awards”) had ROIC and Cumulative EPS as the performance targets for the related 2017-2019 performance period. The performance targets for these grants were established in the beginning of 2017, reflecting the long-term goals in place at that time. As indicated above under “Metric Adjustments” the Committee made adjustments to these targets to reflect the impact, both positive and negative, from the changes described.
The table below shows the adjustments to the financial metrics for the 2017 PSU awards:
Metric	Performance	Goal before Adjustment	Adjusted Goal
Cumulative EPS (weighted 50%)	Threshold	$6.11	$8.28
	Target	$6.89	$9.37
	Maximum	$7.44	$9.95
2019 ROIC (weighted 50%)	Threshold	19.50%	15.62%
	Target	22.00%	17.57%
	Maximum	24.50%	18.69%
The Compensation Committee approved payment to the NEOs of the 2017 PSU Awards, based upon the achievement of ROIC and Cumulative EPS three-year performance goals at or above the maximum level. As a result, these PSUs were paid
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at 200 percent of the amount of the target number of PSUs. In determining performance results, the Committee determined that it would be appropriate to make adjustments for certain unanticipated, extraordinary costs that were incurred in 2018, the year in which the Company initiated litigation to protect certain intellectual property against infringing activity. Therefore, the Committee approved adjustments to actual performance to include those 2018 litigation costs, which resulted in a $0.43 positive adjustment to Cumulative EPS results and a 0.74 percent positive adjustment ROIC costs.
The Compensation Committee certified and approved the payout based on Cumulative EPS of $11.99 and 2019 ROIC of 18.76 percent as described in the table below:
Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Funding
Cumulative EPS(1) (weighted 50%) - as adjusted	$8.28	$9.37	$9.95	$11.99	200%
2019 ROIC(1) (weighted 50%) - as adjusted	15.62%	17.57%	18.69%	18.76%	200%
(1)	See Appendix A for more details on the calculation of actual performance on the Cumulative EPS and Average ROIC.
Payment calculation for 2017 PSU Awards settled in February 2020, including for Mr. Wilson, is described in the table below:
Name	Target Units	Percentage Payable	Units Payable
D. Michael Wilson	20,006	200%	40,012
John C. Fortson	8,078	200%	16,156
Katherine P. Burgeson	2,881	200%	5,762
Michael P. Smith	2,824	200%	5,648
S. Edward Woodcock	2,259	200%	4,518
Special LTIP Awards
From time to time, the Compensation Committee may authorize a special equity award under circumstances where the Committee deems such an award appropriate and in the best interests of the Company, for example to recognize extraordinary performance and/or to enhance retention. In 2019, the Compensation Committee made a special equity award grant to Mr. Fortson in form of $750,000 worth of service-based RSUs with a three year "cliff" vesting period.
This award was in recognition of Mr. Fortson’s leadership in negotiating attractive financings completed during the year including the Company’s inaugural bond offering, expanded credit facility and term loan that provided strategic flexibility enabling acquisitions such as Georgia Pacific’s pine chemicals business and Capa, as well as the continued strengthening of the financial functions of the Company and enhanced IT cybersecurity. The Committee believes that the award value and the three-year vesting schedule were appropriate under the circumstances to both recognize Mr. Fortson’s leadership and to enhance the Company's ability to retain his services for the foreseeable future. This award is described in footnote 2 to the Summary Compensation Table on page 39.
Additional Elements of NEO Compensation
Our NEOs generally participate in the same retirement and welfare benefit plans as other Ingevity employees that are intended to be competitive with market practice. These are described on page 36 under “Retirement Plans, Welfare Benefits and Perquisites”. Where IRS rules limit the ability of executives to participate at the same level as other employees, they may participate in a non-qualified deferred compensation plan which is described more fully on page 36. We do not offer a defined benefit pension plan. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock (the “WestRock Pension Plan”).
The Retirement Restoration Plan is a non-qualified plan that was adopted by the Company to honor historical WestRock obligations under an Employee Matters Agreement between WestRock and the Company as part of the Separation. The plan was frozen at the time of the Separation, and none of our NEOs currently accrue a benefit under this plan.
Our perquisites program is limited and designed to promote the security and wellbeing of our executives thereby allowing them to focus on Company business. Executive perquisites are financial counseling and executive physicals. The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.
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Other Compensation Policies and Practices
NEO Stock Ownership Policy
Our stock ownership guidelines align the long-term interests of our NEOs with those of our stockholders and discourage excessive risk taking. Our guidelines require stock ownership levels as a value of Ingevity shares equal to a multiple of base salary or retainer for non-employee directors. The Ownership Guidelines require all NEOs to retain 50 percent of net shares received under LTIP awards until the following stock ownership levels are met:
Position	Required Salary Multiple
CEO	5x
Other NEOs	3x
In determining compliance with these guidelines, stock ownership includes shares and unvested RSUs. Unvested PSUs and vested but unexercised stock options are not included. Executives generally have five years from the date of their designation to achieve the targeted level of ownership. As of December 31, 2019, Messrs. Wilson and Fortson have met their respective ownership guidelines and the other NEOs are on track to achieve their target ownership levels in a timely manner.
Anti-Hedging
Ingevity’s insider trading policy prohibits members of our Board, officers and other employees from trading in options, warrants, puts and calls or similar instruments of Company securities or selling Company securities “short.” The policy also prohibits holding Company securities in margin accounts.
Recoupment Policy
We maintain a compensation recoupment (or "claw back") policy covering our NEOs. In the event of a material restatement of the Company’s financial statements filed with the SEC, the Company’s Board will review the facts and circumstances that led to the requirement for the restatement. In that review, the Board will consider whether any covered current or former executive received Incentive Compensation (as defined in the policy) that was awarded or paid based in whole or in part on the apparent achievement of financial results that were determined by reference to the originally filed financial information, but which financial results were not achieved under the Company’s restated results. The Board will further consider whether any such current or former executive engaged in Misconduct (as defined in the policy) which resulted in or substantially contributed to the material restatement.
If the Board determines that any covered executive engaged in Misconduct, and received Incentive Compensation within the three-year period preceding the restatement that would not have been payable if the original financial information had reflected the restated results of operations, the Board has the power to direct that the Company recover all or a portion of the excess Incentive Compensation.
The Board may consider such factors as it shall determine relevant in determining the appropriate recoupment from a covered current or former executive and the means of recovery. The Board may seek recoupment from any of the following sources: future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.
Equity Grant Practices
The Compensation Committee has adopted equity grant practices that set forth guidelines for the granting of equity based compensation, including, among others, approval of annual awards by the Compensation Committee at regularly scheduled first quarter committee meeting, no back-dating of awards, and providing limited discretion to the CEO to grant awards to employees who are not executive officers for the purpose of attracting, retaining and motivating such employees.
Severance and Double Trigger Change of Control Arrangements
The Compensation Committee approved severance and double trigger change of control agreements covering each of the NEOs, which became effective on March 1, 2017.
An NEO whose employment is terminated by the Company in the absence of a change of control is entitled to receive severance benefits, provided the termination was without Cause (as defined). An NEO whose employment is terminated within two years after a change of control is entitled to receive severance benefits provided the termination was without
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Cause or is a resignation by the NEO for Good Reason (as defined). The purpose of the agreements is to ensure that Ingevity (a) offers benefits that provide an overall compensation package that is competitive with that offered by other companies with whom Ingevity competes for talent; (b) retains and relies upon the undivided focus of its senior executives during and following a change of control; and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a change in control. The cash severance entitlement is equal to a multiple of the NEO’s actual base salary and target annual incentive, which varies by executive level, and in the case of change of control severance, the multiple is enhanced. The agreements also include one-year post-termination restrictive covenants relating to non-solicitation of customers and employees, and non-competition provisions. All severance payable is further subject to the NEO signing an appropriate release of claims. None of the agreements include any tax gross ups arising from any excise tax imposed by the Internal Revenue Code on excess parachute payments.
The treatment of Ingevity’s equity awards in the event of a change of control is governed by the award agreements and our 2016 Omnibus Incentive Plan, which was amended in 2019 to clarify that vesting of our NEOs’ awards occurs on a double-trigger basis (that is, upon both a change of control and a qualifying termination of employment without cause or for good reason). In particular, under the 2016 Omnibus Incentive Plan, outstanding Ingevity equity awards that are replaced by the acquirer in a change of control by a qualifying replacement award will not become vested as a result of the change of control, and instead will remain subject to the vesting conditions of the replacement award, with accelerated vesting in full (without pro-ration) only in the event of involuntary termination or termination by the employee for good reason. In the event of a change of control of Ingevity in which the acquirer does not issue replacement awards, outstanding performance based awards would vest on a pro-rata basis up to the date of the change of control, based on performance through that date (or the target level of performance, if higher), and time-based awards would vest in full (without pro-ration) as of the date of the change of control.
Retirement Plans, Welfare Benefits and Perquisites
NEOs participate in each of the benefit plans or arrangements that generally are made available to all U.S. based salaried employees including:
•	medical and dental benefits;
•	life, accidental death and disability insurance; and
•
401(k) retirement plan with a 6 percent Company match, 3 percent non-contributory Company contribution and a 5-year Company transition contribution of either 10 percent for employees grandfathered in the WestRock final average pay pension plan or 4 percent for employees grandfathered in the WestRock cash balance pension plan. These transition contributions terminate December 31, 2020.

Additional benefits made available to NEOs are:
•	financial counseling; and
•	executive physicals
The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.
The Company also makes available a non-qualified deferred compensation plan to a select group of highly compensated employees, including the NEOs, which allows participants to defer up to 80 percent of their base compensation and 100 percent of their annual incentive. The plan also contains a restoration component that restores lost defined contribution benefits due to IRS limits.
Risk Analysis
The Compensation Committee engaged Pearl Meyer to review Ingevity’s executive and non-executive compensation programs to assess whether they encourage or create excessive risk-taking not in the best interest of the Company or its stockholders.
In conducting this assessment, Pearl Meyer reviewed various components and design features of all of the Company’s executive and non-executive plans and programs and analyzed them in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee, which concluded that Ingevity’s compensation arrangements are not constructed or administered in a way that is likely to create risks that could materially and adversely affect the Company.
36	INGEVITY - 2020 Proxy Statement

Among the factors considered in Pearl Meyer’s assessment and reviewed by the Compensation Committee were: (i) the balance of the Company’s overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) the Company’s share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Ingevity stock; (vi) the Compensation Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; (vii) the existence of a recoupment policy; and (viii) internal controls and oversight structures in place at the Company.
Based on Pearl Meyer’s review, the Compensation Committee’s deliberations and such other matters as the Compensation Committee deemed relevant, the Compensation Committee believes Ingevity’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the Company’s risk management practices and overall strategies.
Tax and Accounting Considerations
The Compensation Committee considers tax and accounting considerations in structuring our executive compensation program.
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) was amended by the Tax Cuts and Jobs Act of 2017 to significantly expand the disallowance of tax deductions to public companies for compensation over $1 million paid for any fiscal year to the Company’s covered employees (generally, the chief executive officer, chief financial officer and three most highly compensated executive officers (other than the chief executive officer or chief financial officer). Section 162(m) exempts qualifying performance-based compensation payable pursuant to a binding written agreement in effect on November 2, 2017 that is not materially modified after that date. Certain other compensation also maybe "grandfathered" under Section 162(m). While our Compensation Committee structured certain awards to our executive officers under our annual and long-term plans to qualify for the performance-based compensation exemption, there can be no guarantee that any such awards will be or remain exempt from Section 162(m). Further, the Compensation Committee believes that stockholder interests are best served if the Compensation Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Thus, considering the repeal of the performance-based compensation exception to 162(m) and the expansion of the group of covered employees, our Compensation Committee expects to approve compensation that is not deductible for income tax purposes. However, the Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our NEOs in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs.
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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for fiscal 2019.
THE COMPENSATION COMMITTEE
Frederick J. Lynch, Chair
Jean S. Blackwell
Diane H. Gulyas
Richard B. Kelson (until February 20, 2020)
Daniel F. Sansone
38	INGEVITY - 2020 Proxy Statement

COMPENSATION TABLES AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
The table below includes the total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our Company during 2019, whom we refer to in this proxy statement as NEOs, for the fiscal year ended December 31, 2019.
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Comp.(4) ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings(5) ($)	All Other Comp.(7) ($)	Total
D. Michael Wilson(6) President & CEO	2019	927,500	—	2,092,626	697,534	—	—	266,286	3,983,946
	2018	895,833	—	1,856,270	618,771	1,800,000	—	251,903	5,422,777
	2017	845,833	—	1,593,778	531,253	1,700,000	—	186,723	4,857,587
John C. Fortson CFO & Treasurer	2019	518,750	—	1,432,646	227,510	361,816	—	129,380	2,670,102
	2018	503,750	—	662,879	220,942	707,000	—	124,317	2,218,888
	2017	488,750	—	643,534	214,493	686,000	—	100,819	2,133,596
Katherine P. Burgeson General Counsel & Secretary	2019	403,750	—	334,253	111,398	241,542	213,643	97,280	1,402,866
	2018	387,500	—	292,598	97,525	468,000	—	84,547	1,330,170
	2017	357,500	—	229,488	76,503	360,000	—	68,047	1,091,538
Michael P. Smith President, Performance Chemicals: EVP, Strategy	2019	413,750	—	389,213	129,703	187,746	—	88,484	1,208,896
	2018	397,917	—	580,103	110,025	499,200	—	75,056	1,662,301
	2017	369,167	—	224,974	74,991	412,500	—	67,722	1,149,353
S. Edward Woodcock President, Performance Materials	2019	362,022	—	301,300	100,400	317,988	88,737	137,875	1,308,322
	2018	327,500	—	247,578	82,525	363,000	—	76,215	1,096,818
	2017	297,917	—	179,990	59,997	330,000	—	96,869	964,772
(1)	The amounts in this column represent salaries before contributions to the Company’s qualified and non-qualified retirement and savings plans.
(2)
These 2019 values represent the aggregate grant date fair value of the service-based and performance-based 2019 RSU awards as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For grants of RSUs, the fair value per share is equal to the closing price of Ingevity’s Common Stock on the NYSE on the date of grant. Mr. Fortson's value includes a special RSU grant approved by the Compensation Committee with a fair market value of $750,000. See "Compensation Discussion & Analysis Other Compensation Practices and Policies" on page 35. With respect to the 2019 grants of PSUs, the value is reported assuming the target level of performance is achieved. The grant date value of the 2019 PSU awards if the maximum level of performance was achieved would be: Mr. Wilson $2,790,167; Mr. Fortson $910,007; Ms. Burgeson, $445,670; Mr. Smith $518,950; and Mr. Woodcock $401,656. Mr. Wilson forfeited this award in connection with his resignation on February 20, 2020.

(3)
These 2019 values represent the aggregate grant date fair market value of stock option awards granted in 2019 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited consolidated financial statements for the year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020. Mr. Wilson forfeited this award in connection with his resignation on February 20, 2020.

(4)
The 2019 amounts shown in this column represent cash payments made to NEOs under the Short-Term Incentive Plan. See “Compensation Discussion and Analysis — Short Term Incentive Plan and 2019 Awards,” page 29 for additional information regarding the plan design, 2019 actual performance and payouts authorized under the plan. Mr. Wilson did not receive a STIP payout for 2019 prior to his resignation on February 20, 2020.

(5)
The Company does not maintain a qualified defined benefit pension plan for any of our salaried employees, including our NEOs. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock. See Pension Benefits Table - 2019 at page 42. The amounts in this column represent the actuarial increase in the present value of the two participating NEOs’ benefits under this non-qualified Retirement Restoration Plan maintained by the Company during the 12-months ended December 31, 2019. The present value of accumulated benefits is based on benefits payable at age 65 using a discount rate of 3.10 percent and mortality based on the “Pri-2012 Private Retirement Plans White Collar Mortality Table”. While these amounts appear as a lump sum, the normal form of payment is an annuity. These amounts are “pension accounting values” and were not realized by these NEOs during 2019. No above market or preferential earnings are provided to any NEO on non-qualified deferred compensation.

(6)	Mr. Wilson resigned as President and CEO on February 20, 2020.
INGEVITY - 2020 Proxy Statement	39

(7)	Amounts shown in this column for 2019 are derived as follows:
Other Compensation
	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock
Financial Planning/Counseling(1)	$16,094	$15,430	$15,845	$15,721	$15,935
Qualified Savings Plan Contributions(2)	$25,200	$25,200	$25,200	$23,554	$22,765
Non-Qualified Savings Plan Contributions(3)	$220,275	$85,118	$53,258	$46,161	$96,493
Life Insurance Premiums	$2,461	$1,376	$1,073	$1,098	$966
Executive Long-Term Disability(4)	$2,256	$2,256	$1,904	$1,950	$1,716
Total Other Compensation	$266,286	$129,380	$97,280	$88,484	$137,875
(1)	Company provided financial planning including service fee and travel expenses.
(2)	Annual matching and non-contributory contributions by the Company to qualified 401(k) Savings Plan.
(3)	Annual matching and non-contributory contributions by the Company to non-qualified deferred compensation plan.
(4)	Annual long-term disability premium paid by the Company.
Grants of Plan-Based Awards in 2019
The following table reports plan-based awards granted to the NEOs during fiscal 2019. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Executive Compensation Philosophy and Pay Elements” beginning on page 25.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards or Units (# of awards)(3)	All Other Option Awards (# of awards)(4)	Exercise Or Base Price of Option Awards(5) ($)	Grant Date Fair Market Value of Stock & Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
D. Michael Wilson(7)
STIP Annual Incentive		465,000	930,000	1,860,000
PSUs	2/28/2019				6,054	12,108	24,216				1,395,084
RSUs	2/28/2019							6,054			697,542
Stock Options	2/28/2019								17,758	115.22	697,534
John C. Fortson
STIP Annual Incentive		182,000	364,000	728,000
PSUs	2/28/2019				1,975	3,949	7,898				455,004
RSUs	2/28/2019							1,975			227,560
Special RSU Award	2/28/2019							6,510			750,082
Stock Options	2/28/2019								5,792	115.22	227,510
Katherine P. Burgeson
STIP Annual Incentive		121,500	243,000	486,000
PSUs	2/28/2019				967	1,934	3,868				222,835
RSUs	2/28/2019							967			111,418
Stock Options	2/28/2019								2,836	115.22	111,398
Michael P. Smith
STIP Annual Incentive		134,875	269,750	539,500
Award
PSUs	2/28/2019				1,126	2,252	4,504				259,475
RSUs	2/28/2019							1,126			129,738
Stock Options	2/28/2019								3,302	115.22	129,703
S. Edward Woodcock
STIP Annual Incentive		109,500	219,000	438,000
Award
PSUs	2/28/2019				872	1,743	3,486				200,828
RSUs	2/28/2019							872			100,472
Stock Options	2/28/2019								2,556	115.22	100,400
(1)
These columns reflect threshold, target and maximum amounts potentially payable under the Short-Term Incentive Plan if certain performance criteria are satisfied during the 2019 fiscal year, subject to continued employment with the Company. See “Compensation Discussion and Analysis” for additional detail regarding the performance targets and amounts that may be earned.

40	INGEVITY - 2020 Proxy Statement

(2)
These columns reflect the threshold, target and maximum number of shares that may be earned pursuant to PSUs awarded under the Long-Term Incentive Plan if certain performance goals are satisfied as of December 31, 2021, subject to continued employment with the Company. See "Compensation Discussion and Analysis — Long-term Incentive Plan and Awards" page 31 regarding the performance targets and amounts that may be earned.

(3)
RSU awards generally vest ratably in one-third increments over a three-year period from the date on which the Compensation Committee approves compensation decisions in February of each calendar year. Mr. Fortson received a special RSU award, as described on page 34, that is subject to three-year cliff vesting.

(4)	All options granted in 2019 vest in full on February 28, 2022, subject to continued employment with the company.
(5)	This represents the closing price of the Common Stock of the Company on the date of grant issuance.
(6)
This amount represents the full grant fair market value of equity awards (PSUs, RSUs and options) computed in accordance with FASB ASC Topic 718. The fair market value of the PSUs is calculated at target performance.

(7)	Mr. Wilson resigned as President and CEO on February 20, 2020. Mr. Wilson did not receive payments under the STIP Annual Incentive and forfeited the 2019 PSUs, RSUs and Stock Options.
Outstanding Equity Awards at 2019 Fiscal Year End
The table below shows the equity awards that have been awarded by the Company to our NEOs and which remained outstanding as of December 31, 2019.
		Option Awards(1)					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable(1) (c)	Number of Securities Underlying Unexercised Options Unexercisable (d)	Number of Securities Underlying Unexercised Unearned Options (e)	Option Exercise Price (f)	Option Expiration Date (g)	Number of Shares of Stock that have not yet Vested(2) (h)	Market Value of Unvested Shares of Stock ($)(4) (i)	Equity Incentive Plan Awards: Number of Unearned Unvested Units or Shares(3) (j)	Plan Awards Payout Value of Unearned, Unvested Units or Shares ($)(4) (k)
D. Michael Wilson(5)
	2/27/2017	—	25,652	—	53.11	2/27/2027	54,906	4,797,686	39,094	3,416,034
	2/28/2018	—	24,256	—	74.91	2/28/2028
	2/28/2019	—	17,758	—	115.22	2/28/2029
John C. Fortson
	2/27/2017	—	10,357	—	53.11	2/27/2027	27,953	2,442,533	13,772	1,203,397
	2/28/2018	—	8,661	—	74.91	2/28/2028
	2/28/2019	—	5,792	—	115.22	2/28/2029
Katherine P. Burgeson
	2/27/2017	—	3,694	—	53.11	2/27/2027	11,562	1,010,288	6,175	539,572
	2/28/2018	—	3,823	—	74.91	2/28/2028
	2/28/2019	—	2,836	—	115.22	2/28/2029
Michael P. Smith
	2/27/2017	—	3,621	—	53.11	2/27/2027	6,501	568,057	7,000	611,660
	2/28/2018	—	4,313	—	74.91	2/28/2028
	2/28/2019	—	3,302	—	115.22	2/28/2029
S. Edward Woodcock
	2/27/2017	—	2,897	—	53.11	2/27/2027	8,077	705,768	5,277	461,104
	2/28/2018	—	3,235	—	74.91	2/28/2028
	2/28/2019	—	2,556	—	115.22	2/28/2029
(1)
All options granted in 2017 will vest in full on February 27, 2020, those granted in 2018 will vest in full on February 28, 2021 and those granted in 2019 will vest ratably in one-third increments over a three-year period from the grant date.

(2)
The RSU awards reported in column (h) vest ratably in one-third increments over a three-year period tied to the date on which the Compensation Committee approves compensation decisions in February of each calendar year. Mr. Fortson received a special award of 6,510 RSUs in 2019, as described on page 34, that is subject to three-year cliff vesting. Column (h) also includes PSU awards granted on February 27, 2017, which vested at 200 percent of target, as determined by the Compensation Committee based on the Company’s attainment of pre-established financial metrics relating to return on invested capital and cumulative earnings per share for the performance period beginning January 1, 2017 through December 31, 2019, subject to the continued employment of the NEOs until February 20, 2020, the date that performance was determined by the Compensation Committee.

(3)
Column (j) includes PSU awards granted on February 27, 2018, which will vest as determined by the Compensation Committee based on the Company’s attainment of pre-established financial metrics relating to return on invested capital and cumulative earnings per share for the performance period beginning January 1, 2018 through December 31, 2020, and PSU awards granted on February 28, 2019, which will vest as determined by the Compensation Committee based on the Company’s attainment of pre-established financial metrics relating to return on

INGEVITY - 2020 Proxy Statement	41

invested capital and cumulative earnings per share for the performance period beginning January 1, 2019 through December 31, 2021. The number of PSU shares shown in column (j) is reported at maximum (200 percent of target) and threshold (50 percent of target) level for PSU's granted in 2018 and 2019, respectively, based on interim performance through the end of fiscal 2019.
(4)	Market and payout values are based on the Company’s common stock price of $87.38, which was the closing price of the Company’s common stock on December 31, 2019.
(5)
Mr. Wilson resigned as President and CEO on February 20, 2020. Mr. Wilson forfeited all stock options and RSUs that had not vested at such time and all PSUs with respect to the performance periods that had not been completed.

Option Exercises and Stock Vested during Fiscal 2019
This table shows the stock options that were exercised by, and the RSUs that vested for, each of our NEOs during 2019. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of shares of Common Stock.
	Option Awards Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (#)(1)	Value Realized Upon Vesting ($)(2)
D. Michael Wilson	—	—	12,175	1,392,093
John C. Fortson	—	—	5,556	635,135
Katherine P. Burgeson	—	—	1,498	171,358
Michael P. Smith	—	—	1,398	159,874
S. Edward Woodcock	—	—	1,821	208,225
(1)
These amounts reflect the number of shares relating to RSUs that vested on the applicable vesting date, prior to withholding of any shares to satisfy taxes for each of the NEOs affected. The amounts for these NEOs relate to 2016, 2017, and 2018 RSU awards granted by the Company.

(2)	This column represents the value of the awards using the closing price on the date of settlement.
Pension Benefits Table - 2019
The following table provides information with respect to the Company’s non-qualified defined benefit plan (which we refer to as the “Retirement Restoration Plan”). The Retirement Restoration Plan provides benefits to only two of our NEOs representing “historic” liabilities assumed by the Company under the terms of the Employee Matters Agreement in connection with the Separation from our former parent, WestRock. None of our NEOs currently accrues a benefit under this plan with respect to service with the Company.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Katherine P. Burgeson	Retirement Restoration Plan	15.83	1,293,791	—
S. Edward Woodcock	Retirement Restoration Plan	27.083	401,110	—
(1)	The accumulated benefits included in this column were computed through December 31, 2019 using the assumptions stated in the financial statements included in the 2019 Company Form 10-K (Note 15).
42	INGEVITY - 2020 Proxy Statement

Understanding Our Pension Benefits Table
The Company maintains the Retirement Restoration Plan, a non-qualified plan that mirrors benefits provided under a qualified defined benefit pension plan sponsored and maintained by our former parent, WestRock (the “WestRock Pension Plan”). The Retirement Restoration Plan was adopted by the Company to honor obligations under the Employee Matters Agreement between the Company and WestRock to pay certain assumed historic liabilities transferred as a result of the Separation.
The WestRock Pension Plan (now frozen) provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). The retirement benefit payable is equal to 1.6 percent of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25 percent times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:
[1.6% x Years of Benefit x Final Average Pay] Service (up to 40)
Less
[1.25% x Years of Benefit x Primary Social Security Benefit] Service (up to 40)
The Retirement Restoration Plan mirrors benefits provided under the WestRock Pension Plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $280,000 for 2019. Ms. Burgeson and Mr. Woodcock, while participants in this plan, no longer accrue any benefit under this plan. Benefits are payable in annuity form only and a lump sum is not available. The underlying plan, the WestRock Pension Plan, to which our Retirement Restoration Plan relates was frozen (generally) on December 31, 2015. Accordingly, the values above represent a historic liability accrued under the former Parent’s plan, the WestRock Pension Plan with respect to service performed for WestRock, not Ingevity.
Non-Qualified Deferred Compensation at 2019 Fiscal Year End
The Company maintains a non-qualified deferred compensation plan that permits executives to defer up to 80 percent of their base salary and 100 percent of their short-term incentive compensation. The plan also operates as an excess benefit plan enabling employees to defer salary, Company matching, transition and other non-contributing contributions in excess of Internal Revenue Code limits that apply to the Company’s qualified 401(k) Savings Plan. Amounts contributed may be allocated towards notional accounts into up to 16 investment funds as directed by the executive.
There is no guaranteed investment return with respect to any of these funds. The funds mirror those options available to all employees who participate in the Company’s broad-based qualified 401(k) Savings Plan including two additional funds. In 2018, the Company adopted the use of a Rabbi Trust which is funded through the purchase of Company Owned Life Insurance.
The table below includes information on each of our NEO’s non-qualified deferred compensation plan accounts for 2019.
	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(3)
D. Michael Wilson	$483,980	$220,275	$360,975	—	$2,204,417
John C. Fortson	$56,745	$85,118	$87,384	—	$522,128
Katherine P. Burgeson	$244,993	$53,258	$89,931	—	$730,676
Michael P. Smith	$452,877	$46,161	$127,132	—	$983,732
S. Edward Woodcock	$228,461	$96,493	$104,669	—	$727,725
(1)
After each NEO reaches the designated maximum contribution or contribution limit under the Company’s 401(k) Savings Plan, he or she may continue to defer compensation under this plan, and separately he or she can defer up to 80% of his or her base compensation and 100% of his or her incentive compensation into the Company’s plan. These amounts represent contributions made by each of our NEOs during 2019 and are reported as 2019 compensation in the Summary Compensation Table under the All Other Compensation column.

(2)
These amounts represent contributions by the Company that exceeded the qualified plan contribution and compensation limits applicable to matching, nonelective, and transition contributions that would otherwise have been made to the Company’s qualified 401(k) Savings Plan, but for the limits applicable to such plan. These amounts are reported as 2019 compensation in the Summary Compensation Table.

(3)
The amounts in this column are calculated by adding the amounts set forth in each of the first four columns of this table for each NEO to the applicable NEO’s aggregate balance as of the end of fiscal 2018. For each NEO, the portion of the aggregate balance at 2019 fiscal year end that was reported in the Summary Compensation Table for a prior fiscal year are as follows: Mr. Wilson $1,139,187; Mr. Fortson $292,881; Ms. Burgeson $342,494; Mr. Smith $357,562 and Mr. Woodcock $298,102. Mr. Wilson’s account balance was vested at the time of his resignation.

INGEVITY - 2020 Proxy Statement	43

Potential Payments Upon Involuntary Termination (other than Change of Control)
The table below shows the severance benefits that would be payable to each of our NEOs if he or she had experienced an involuntary termination of employment from the Company on December 31, 2019 (absent cause and excluding death, disability or retirement), pursuant to the terms of Severance and Change of Control Agreements.
	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock
Cash Severance(1)	$3,720,000	$884,000	$648,000	$684,750	$584,000
Prorated Target Incentives(2)	$930,000	$364,000	$243,000	$269,750	$219,000
Prorated vesting Options(3), (4)	$1,015,100	$401,217	$148,694	$150,065	$118,417
Prorated Vesting RSUs(3), (5)	$443,196	$169,551	$66,554	$248,174	$54,146
Prorated Vesting PSUs(3), (5)	$2,682,165	$1,039,385	$398,972	$412,819	$321,949
Post-Termination Health Care(6)	$32,136	$16,068	$10,416	$16,068	$16,008
Outplacement Services and Financial Planning(7)	$40,000	$40,000	$40,000	$40,000	$40,000
Total Other Compensation	$8,862,597	$2,914,221	$1,555,636	$1,821,626	$1,353,520
(1)
Severance and Change in Control agreements entered into in 2017 provide for the payment of cash severance in the amount of two times the sum of the executive’s base salary and target annual incentive for Mr. Wilson payable over a two-year period, and one times the sum of the NEO’s base salary and target annual incentive for the other NEOs payable over a one-year period.

(2)
This represents the value of the annual STIP (assuming target performance levels) payable upon termination. Actual payout for 2019 was at 70 percent for Mr. Smith, 145 percent for Mr. Woodcock and 99 percent for the other NEOs.

(3)
These amounts assume a stock price of $87.38, which was the closing price of the Company’s stock on December 31, 2019, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(4)
This represents the intrinsic value of stock options that would vest in full in the event of an involuntary termination, other than for cause, absent a change of control, assuming a termination date occurred on December 31, 2019.

(5)
These represent the value of 2017 and 2018 RSU and PSU awards which would vest in the event of an involuntary termination, other than for cause, absent a change of control, assuming target performance.

(6)
This represents a cash lump sum payment in lieu of continued health care coverage pursuant to the executive's Severance and Change of Control Agreements. For Mr. Wilson, this represents the cost of two years of health care coverage for the other NEOs, one year.

(7)
This represents the value of twelve months of outplacement services ($25,000), a benefit that is also provided for under the terms of the severance plan, as well as one year of financial counseling ($15,000).

Potential Payments Upon Termination — Retirement, Death or Disability
The Omnibus Plan provides for accelerated vesting due to retirement at age 65 (or 55 with twenty years of service). None of the NEOs are eligible for special vesting rights under the plan’s retirement provisions assuming a December 31, 2019 termination date.
The table below reflects the impact for death or disability as of December 31, 2019, under the terms of the Company’s plans and programs.
	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P Smith	S. Edward Woodcock
Intrinsic Value of Stock Option(1)(2)	$1,181,566	$462,937	$174,266	$177,875	$139,621
Performance-Based RSU Award(1)(3)	$2,682,165	$1,039,385	$398,972	$412,819	$321,949
Service-Based RSU Award(1)(4)	$443,196	$169,551	$66,554	$248,174	$54,146
Total Other Compensation(5)	$2,024,417	$522,128	$730,676	$983,732	$727,725
Total	$6,331,344	$2,194,001	$1,370,468	$1,822,600	$1,243,441
(1)
These amounts assume a stock price of $87.38, which was the closing price of the Company’s stock on December 31, 2019, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(2)	This represents the intrinsic value of unvested stock options, that would vest as of the termination date following the death or disability of the executive.
(3)
This represents the prorated value of 2017 and 2018 PSU awards that would vest as of the termination date following the death or disability of the executive, assuming target performance with proration.

(4)	This represents the prorated value of 2017 and 2018 RSU awards that would vest as of the termination date following the death or disability of the executive.
(5)	This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of death or disability.
44	INGEVITY - 2020 Proxy Statement

Potential Payments Upon Termination and Change of Control
The Company has entered into Severance and Change of Control Agreements with each of the NEOs. Under these agreements, participants are entitled to severance payments if their employment with Ingevity terminates within two years following a change of control (for any reason other than cause, disability, death or a termination initiated by the participant without good reason, all as defined). The table below (“Change of Control Severance Payments”) reflects the amount of compensation that would be payable to each of our NEOs as if the NEO’s employment had terminated on December 31, 2019 based on their respective Severance and Change of Control Agreements. The benefits described are in addition to any benefits available prior to the occurrence of a change of control, such as qualified plan distributions from the Company’s 401(k) Savings Plan, payment of any accrued vacation or exercises of any stock options already exercisable.
Mr. Wilson would receive a severance payment equal to three times the sum of his then current annual base salary and his target incentive, payable in a single lump sum. The other NEOs would receive severance payments equal to two times the sum of their then current annual base salary and their target incentive, payable in a single lump sum.
No Gross-Up; Release of Claims
The Severance and Change of Control Agreements covering our NEOs do not include any gross-up feature payable to NEOs with respect to any excise taxes owed in connection with a change of control severance payment.
Severance is not payable to any NEO unless and until he or she signs a release of claims against the Company. The agreements also include post-termination covenants relating to confidentiality, non-competition and non-solicitation.
Equity Acceleration (Double Trigger)
As described above on pages 35-36, the company’s 2016 Omnibus Incentive Plan was amended in 2019 to clarify that “double trigger” vesting will apply in the case of a change of control.
In particular, in the event of a change of control where the NEO receives a “replacement award,” there will be no accelerated vesting, exercisability, and/or payment of an outstanding award, unless the NEO’s employment is terminated without cause, other than as a result of death or disability, or the NEO resigns for Good Reason within two years of the change of control event. In such cases, upon the second trigger, NEO holders of such awards will be entitled to accelerated vesting, and his or her awards will be exercisable and/or will be settled.
If a NEO does not receive a replacement award or if the award is not otherwise assumed by the acquirer, then upon the occurrence of a change of control, all outstanding unvested options will be fully vested and exercisable and all restrictions applicable to outstanding stock awards that are not performance-based will lapse in full and the awards will be fully vested. With respect to performance awards, upon a change of control, a pro-rated portion of such awards will be considered earned at their target value (or, if greater, the level of achievement as of the date of the change of control, if determinable by the Compensation Committee) and will immediately be paid or settled subject to the provisions of Section 409A of the Code.
Change of Control Severance Payments
The table below reflects the impact of an involuntary termination of employment (or Good Reason termination, if applicable) on December 31, 2019 under the terms of the Company’s Severance and Change of Control agreements in place with our NEOs in effect on December 31, 2019:
	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Mike P Smith	S. Edward Woodcock
Cash Severance(1)	$5,580,000	$1,768,000	$1,296,000	$1,369,500	$1,168,000
Pro-Rata Target Incentive(2)	$930,000	$364,000	$243,000	$269,750	$219,000
Intrinsic Value of Stock Option(3)	$1,181,566	$462,937	$174,266	$177,875	$139,621
Performance-Based RSU Award(4),(5)	$4,249,639	$1,566,374	$648,272	$700,176	$542,193
Service-Based RSU Award(4),(6)	$1,301,438	$1,030,822	$202,285	$516,765	$173,275
Post-Termination Healthcare(7)	$48,204	$32,016	$20,832	$32,016	$32,016
Outplacement Services and Financial Planning(8)	$40,000	$40,000	$40,000	$40,000	$40,000
Deferred Compensation(9)	$2,024,417	$522,128	$—	$—	$233,186
Total	$15,355,264	$5,786,277	$2,624,655	$3,106,082	$2,547,291
INGEVITY - 2020 Proxy Statement	45

(1)
The change of control cash severance is equal to three times the sum of base salary plus the executive’s current target annual cash incentive award for Mr. Wilson. For our other NEOs, the change in control cash severance is equal to two times the sum of base salary plus the executive’s current target annual cash incentive award.

(2)
This represents the value of the annual STIP (assuming target performance levels) payable upon termination in connection with a change of control. Actual payout for 2019 was at 70 percent for Mr. Smith, 145 percent for Mr. Woodcock and 99 percent for the other NEOs.

(3)	This represents the intrinsic value of unvested stock options, which vest in full as of the termination date following a change of control scenario.
(4)
These amounts assume a stock price of $87.38, which was the closing price of the Company’s stock on December 31, 2019, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(5)	This represents the value of 2017, 2018 and 2019 PSU awards which would vest in full in connection with a termination following a change of control, assuming target performance with no proration.
(6)	This represents the full value of 2017, 2018 and 2019 RSU awards that vest in full upon a termination of employment following a change of control.
(7)
This represents a cash lump sum payment in lieu of continued health care coverage pursuant to each respective executive's Severance and Change of Control Agreement. For Mr. Wilson, this represents the cost of three years of health care coverage and for the other NEOs it represents two years.

(8)	This represents the value of outplacement services for one year following termination of employment ($25,000) and financial counseling for one year ($15,000).
(9)
This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of a change of control based on the executive’s election. Absent an executive election, no acceleration occurs on a change of control.

The preceding tables and discussion reflect the potential payments upon a hypothetical termination and/or change in control of the Company effective as of December 31, 2019. As previously discussed, Mr. Wilson resigned as President and CEO, effective February 20, 2020. In connection with Mr. Wilson’s resignation, the Company and Mr. Wilson entered into a Separation and Release Agreement (the “Separation Agreement”) that terminated that certain Severance and Change of Control Agreement between Mr. Wilson and the Company, dated March 1, 2017 (other than with respect to non-competition, non-solicitation, confidentiality and certain other restrictive covenants as specified in the Separation Agreement). Mr. Wilson is only entitled to retain stock options that have previously become vested, performance-based restricted stock units with respect to which the performance period has been completed, and his vested account balance under the Deferred Compensation Plan.
CEO Pay Ratio Disclosure
The Compensation Committee reviewed a comparison of the annual total compensation of D. Michael Wilson, our former CEO. We determined that the 2019 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2019, other than Mr. Wilson, was $79,510; Mr. Wilson’s 2019 annual total compensation was $3,983,946; and the ratio of these amounts was 50:1.
As of December 31, 2019, our total population consisted of employees, of which 1,393 were in the United States and 443 were in non-US jurisdictions. Pursuant to the Pay Ratio SEC rules, we excluded employees from India under the de minimis exemption. After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 1,822 employees of which 1,386 were in the United States and 436 were in non-US jurisdictions.
To identify the median compensated employee, we used total cash compensation, determined in the same manner as the “Total Compensation” column shown for our CEO in the Summary Compensation Table on page 39 of this proxy.
Pay elements that were included in the annual total compensation for each employee are:
•	Base salary received in 2019 annualized for those permanent employees hired mid-year during 2019
•	Annual incentive paid or actual bonus paid for 2019
•	Overtime and allowances, as applicable, for fiscal 2019
•	Grant fair value of stock options, PSUs, and RSUs granted in 2019
•	Company paid 401(k) contributions in 2019
•	Company paid non-qualified plan contributions in 2019
•	Company paid life insurance premiums in 2019
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, the applicable SEC regulation, based on our payroll and employment records and the methodology described above.
46	INGEVITY - 2020 Proxy Statement

Proposal
3	Non-Binding Advisory Vote to Approve the Compensation of Ingevity Named Executive Officers our Board recommends a vote FOR this proposal.

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the following resolution concerning the compensation of our NEOs:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis and the tabular compensation disclosures and related narrative discussion.
In considering this proposal, we encourage you to review the CD&A beginning on page 25 and the tabular compensation disclosures and accompanying narrative discussion beginning on page 39. The CD&A describes our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our NEOs.
We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company maintains an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our stockholders.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs resulting from the executive compensation policies and practices described in this Proxy Statement.
Because your vote is advisory, it will not be binding upon the Board. However, the Board and Compensation Committee value the opinion of the Company’s stockholders as expressed through their votes on this proposal and will carefully consider the outcome of this proposal in connection with their ongoing evaluation of the Company’s executive compensation program.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” the adoption of this resolution and approve, on an advisory basis, the Company’s executive compensation as described in this proxy statement.
INGEVITY - 2020 Proxy Statement	47

OWNERSHIP OF EQUITY SECURITIES
Principal Stock Owners
The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 24, 2020, of more than 5 percent of our outstanding voting shares.
Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Common Stock	BlackRock Inc. 55 East 52nd Street New York, New York 10055	4,951,660(1)	11.8%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,973,812(2)	9.5%
(1)
Information provided is based solely on an amendment to Schedule 13G filed on February 4, 2020 by BlackRock, Inc., which reports having sole voting power over 4,857,160 shares and sole dispositive power over 4,951,660 shares.

(2)
Information provided is based solely on an amendment to Schedule 13G filed on February 12, 2020 by The Vanguard Group, which reports having sole voting power over 88,425 shares, sole dispositive power over 3,879,479 shares, shared voting power over 11,355 shares and shared dispositive power over 94,333 shares.

Executive Officers and Directors
The following table shows how much of our Common Stock our current directors, named executive officers (“NEOs”), and all officers and directors as a group beneficially owned as of March 1, 2020. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or officer can vote or transfer and any security the director or officer has the right to vote or transfer within 60 days. Each stockholder listed in the table has sole voting and investment power for all shares shown as beneficially owned by him or her. Individual directors and executive officers as well as directors and executive officers as a group beneficially own less than one percent of the shares of Common Stock outstanding as of March 1, 2020.
Name of Beneficial Owner	Common Stock
Jean S. Blackwell(1)	8,280
Luis Fernandez-Moreno	6,780
J. Michael Fitzpatrick	6,780
Diane H. Gulyas	1,052
Richard B. Kelson	8,463
Frederick J. Lynch	6,780
Karen G. Narwold	1,052
Daniel F. Sansone	9,127
D. Michael Wilson(2)	162,281
John C. Fortson(3)	79,701
Katherine P. Burgeson(4)	24,845
Michael P. Smith(5)	17,721
S. Edward Woodcock(6)	20,088
Directors and executive officers as a group (12 persons)(7)	190,669
(1)	Includes 4,787 shares held by the Jean S. Blackwell Revocable Trust.
(2)	Includes 48,170 stock options exercisable within 60 days of March 1, 2020.
(3)	Includes 39,403 stock options exercisable within 60 days of March 1, 2020.
(4)	Includes 12,259 stock options exercisable within 60 days of March 1, 2020.
(5)	Includes 8,979 stock options exercisable within 60 days of March 1, 2020.
(6)	Includes 8,927 stock options exercisable within 60 days of March 1, 2020.
(7)
Includes a total of 117,738 stock options exercisable within 60 days of March 1, 2020. The total number of shares beneficially owned by directors and executive officers as a group does not include shares held by Mr. Wilson since he was not an executive officer of the Company on March 1, 2020.

48	INGEVITY - 2020 Proxy Statement

CODES OF CONDUCT AND ETHICS
The Company maintains three codes of business conduct and ethics (collectively, the “Codes of Ethics”) to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help to foster a culture of honesty and accountability. The Codes of Ethics include:
•
Code of Ethical Conduct for CEO and Senior Financial Officers, which applies to the Company’s CEO, Chief Financial Officer (“CFO”), principal accounting officer, and each executive who reports to the CEO,

•	Code of Business Conduct and Ethics for the Board of Directors, which applies to the Company’s directors, and
•	Employee Code of Conduct and Ethics, which applies to directors and all Company employees.
Each of the Codes of Ethics is available for review on our website at http://ir.ingevity.com/governance/codes-of-conduct. This website is also where we will disclose, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Exchange Act, the nature of any amendment to the Codes of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Codes of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Codes of Ethics that has been made known to any of our executive officers.
Any waiver of the Codes of Ethics for executive officers or directors will be made only by the Board or its NG&S Committee. In support of the Codes of Ethics, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline.
RELATED PARTY TRANSACTIONS
Under its charter, the NG&S Committee is charged with reviewing all potential related party transactions. Our policy has been that the NG&S Committee, which is comprised solely of independent directors, reviews and then recommends such related party transactions to the entire Board for further review and approval.
All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case by case basis.
The NG&S Committee has advised the board that it has not identified any related party transactions since the beginning of the fiscal year ended December 31, 2019 and none are currently proposed.
INGEVITY - 2020 Proxy Statement	49

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, PROXY SOLICITATION AND VOTING INFORMATION
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 23, 2020: Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at http://ir.ingevity.com under the Financial Information Tab.
Why did I receive these materials?
You received these materials (the “Proxy Materials”) because you owned shares of Ingevity Common Stock as of the close of business on the Record Date and are therefore entitled to vote at the Annual Meeting.
Why did I receive a Notice regarding the availability of Proxy Materials instead of printed Proxy Materials?
Most of our stockholders received a Notice Regarding the Availability of Proxy Materials (the “Notice”) instead of a full set of printed proxy materials. The Notice provides access to our Proxy Materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to stockholders. On or around March 9, 2020, we began mailing the Notice to our stockholders of record as of February 24, 2020, and posted our Proxy Materials on the website referenced in the Notice (http://ir.ingevity.com). As more fully described in the Notice, stockholders may choose to access our Proxy Materials on the website or may request to receive a printed set of our Proxy Materials. The Notice and website provide information regarding how you may request to receive Proxy Materials in printed form by mail or electronically by email for this meeting and on an ongoing basis.
What is included in the Proxy Materials?
The Proxy Materials include the Notice of the Annual Meeting, our proxy statement for the Annual Meeting (the “Proxy Statement”) and our 2019 annual report to stockholders (the “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2019. These materials provide you with important information about the Company, the Annual Meeting and the proposals to be voted on at the Annual Meeting.
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own as of the Record Date in the manner you direct. The person you designate to vote your shares is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Katherine P. Burgeson and Ryan C. Fisher to serve as proxies for the Annual Meeting. The proxies also may be voted at any adjournments or postponements of the meeting.
The Company’s Board of Directors (the “Board”) is soliciting proxies for use at the Annual Meeting. A proxy statement is a document we give you when we are soliciting your vote pursuant to Securities and Exchange Commission (“SEC”) regulations.
How do I vote?
Your voting method depends on whether you are a stockholder of record or a beneficial owner.
Stockholder of Record. If you are a stockholder of record, you may vote using one of the following methods:
•	Over the Internet.
•	By telephone.
•	If you have requested to receive a paper proxy card in the mail, by completing, signing and returning the paper proxy card.
•	By attending the Annual Meeting and voting in person.
50	INGEVITY - 2020 Proxy Statement

The Notice provides instructions on how to access the Proxy Materials and how to vote via the Internet. For those stockholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the paper proxy card. Please follow the directions on your proxy card carefully. Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares ahead of time.
Beneficial Owner. If you are a beneficial owner, you may vote by following the instructions on the voting instruction form or notice provided to you by the bank or broker that holds your shares.
May I revoke my proxy and change my vote?
If you are a stockholder of record, you may revoke your proxy and change your vote before the polls close at the Annual Meeting by doing one of the following:
•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Daylight Time, on April 22, 2020.
•	Giving written notice to the Corporate Secretary of the Company.
•	Delivering a later-dated proxy to the Company.
•	Voting in person at the Annual Meeting.
If you are a beneficial owner, please check your voting instruction form or contact the bank or broker that holds your shares for instructions on how to revoke or change your voting instruction.
What is the difference between a stockholder of record and a beneficial owner?
If your shares are registered in your name on the books and records of our transfer agent, you are a “stockholder of record.” We therefore sent the Notice or Proxy Materials directly to you.
If your shares are held for you in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner” of your shares and the broker or bank is considered to be the stockholder of record.
If you are a beneficial owner, the Notice or Proxy Materials have been forwarded to you by the broker or bank that holds your shares and, as the beneficial owner, you have the right to direct your broker or bank on how to vote your shares by using the voting instruction form provided to you by your broker or bank.
Who is entitled to vote at the Annual Meeting?
All Ingevity stockholders who owned Common Stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting.
How many votes are entitled to be cast at the Annual Meeting?
Each Ingevity stockholder is entitled to one vote for each share of Common Stock owned as of the Record Date. There were 41,832,444 shares of Common Stock outstanding on the Record Date. There is no cumulative voting.
When and where is the Annual Meeting, and who may attend?
The Annual Meeting will be held on April 23, 2020 at 9:30 a.m., Eastern Daylight Time, at The Daniel Island Club, 600 Island Park Dr., Charleston, South Carolina. The meeting room will open at 9:00 a.m. and registration will begin at that time. Stockholders who are entitled to vote, and our invited guests, may attend the Annual Meeting.
What do I need to bring to attend the Annual Meeting?
What you need in order to attend the Annual Meeting depends upon whether you are a stockholder of record or beneficial owner.
Stockholders of Record. If you are a stockholder of record and plan to attend the Annual Meeting, please bring photo identification. Stockholders of record will be admitted only upon verification of ownership at the admission counter. Once admitted to the Annual Meeting, if they wish, stockholders of record may vote their shares in person by completing the ballot made available at the meeting.
INGEVITY - 2020 Proxy Statement	51

Beneficial Owner. If you are a beneficial owner and plan to attend the Annual Meeting, you must present proof of your ownership of shares of Common Stock as of the Record Date, such as a bank or brokerage account statement, and photo identification. If you wish to vote at the Annual Meeting, you must also bring a legal proxy provided by the bank or broker that holds your shares.
How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, a majority of the shares outstanding as of the Record Date, or 20,916,223 shares, must be present in person or by proxy. This is referred to as a quorum. If a share is represented for any matter at the Annual Meeting, it is deemed to be present for quorum purposes. Abstentions and shares held of record by a bank or broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of shares present at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.
What proposals will be voted on at the Annual Meeting?
The following proposals will be voted on at the Annual Meeting, along with any other business properly presented:
•	Proposal No. 1 — Election of the eight director nominees named in this Proxy Statement.
•	Proposal No. 2 — Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
•	Proposal No. 3 — Approve on an advisory (non-binding) basis the compensation paid to our named executive officers (Say-on-Pay).
•	Transact such other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.
The Board recommends that you vote “FOR” each of the eight director nominees named in Proposal 1 of this Proxy Statement and “FOR” Proposals 2 and 3.
How many votes are needed to approve each proposal?
Proposal No. 1: To be elected as a director, each nominee will need to receive a majority of the votes cast, which means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee.
Proposal No. 2: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 3: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation paid to Ingevity’s named executive officers. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
52	INGEVITY - 2020 Proxy Statement

What is discretionary voting by brokers and what is a broker non-vote?
If you are a beneficial owner and hold shares through an account with a bank or broker, your shares may be voted on certain matters even if you do not provide voting instructions. Brokerage firms have the discretionary authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on “routine” matters. The ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter. The election of directors, and the advisory approval of the Say-on-Pay proposal are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.
What if I do not specify a choice for a matter when returning a proxy?
Proxies signed and returned by stockholders of record that do not contain voting instructions will be voted:
•	“FOR” the election of each of the eight director nominees named in this Proxy Statement,
•	“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020,
•	“FOR” the approval of the advisory Say-on-Pay proposal, and
•	in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.
Will there be any other matters of business addressed at the Annual Meeting?
As of the date of this Proxy Statement, we are not aware of any other matter that will be properly brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
Who bears the expenses of solicitation?
We will bear the cost of solicitation of proxies by the Board in connection with the Annual Meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of Common Stock held in their names. Proxies may be solicited by mail, in person, by telephone, facsimile or other means of communication by our officers and other employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.
What is Ingevity’s principal executive office address?
The address of Ingevity’s principal executive office is: 5255 Virginia Ave, N. Charleston, South Carolina 29406.
What is “householding” and how does it affect me?
”Householding” refers to a procedure allowed by the SEC to reduce the number of copies of the notice or proxy materials mailed to one address, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. Under this procedure, we will deliver one Notice or one set of printed Proxy Materials to stockholders of record residing at the same address, unless we receive instructions from such stockholders to the contrary. If you reside at the same address as other stockholders of record and would like to receive a separate Notice or set of Proxy Materials, please contact us at 1-844-643-8489 (1-84-INGEVITY) or at Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary, and we will promptly deliver a separate set to you. If you and other stockholders of record residing at the same address received multiple Notices or sets of the Proxy Materials and would like to receive a single Notice or set in the future, please contact us as described above. Beneficial owners with questions about combined mailings should contact the bank or broker holding their shares.
INGEVITY - 2020 Proxy Statement	53

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
How can I obtain copies of Ingevity’s Annual Report and Form 10-K?
We will provide without charge, at the written request of any stockholder of record as of February 24, 2020, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible stockholders making such a request.
Requests for copies of our Annual Report on Form 10-K should be mailed to: Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at http://ir.ingevity.com under the Financial Information tab.
How do I submit a proposal for inclusion next year’s proxy statement?
Under SEC rules, a proposal that a stockholder wishes to include in our proxy statement for the 2021 Annual Meeting must be received by our Corporate Secretary no later than the close of business on November 12, 2020. Proposals should be sent to: Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary. Stockholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.
How do I nominate a director for election at next year’s annual meeting of stockholders?
Under our By-Laws, any stockholder entitled to vote in the election of directors at an annual meeting of our stockholders may nominate persons for election as directors by providing written notice of their intent to do so to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that written notice of any nominations intended to be made at the 2021 Annual Meeting must be delivered between December 27, 2020 and January 26, 2021. Any such notice must contain the information and conform to the requirements specified in our By-Laws.
How do I bring other business before next year’s annual meeting of stockholders?
Under our By-Laws, any stockholder of record wishing to present a matter (other than the nomination of a director or matters that have been submitted for inclusion in our proxy statement for such meeting) in person at the 2021 Annual Meeting must provide written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that any notice regarding matters to be presented at the 2021 Annual Meeting must be delivered between December 27, 2020 and January 26, 2021. The notice must contain the information and conform to the requirements specified in our By-Laws.
54	INGEVITY - 2020 Proxy Statement

FORWARD LOOKING STATEMENTS
This Proxy Statement release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Perstorp Holding AB’s Capa caprolactone business (the “acquisition”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisition will not be realized or will not be realized in the expected time period; the risk that the acquired business will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; competition from infringing intellectual property activity; attracting and retaining key personnel; changes in trade policy, including the imposition of tariffs; the impact of the United Kingdom’s withdrawal from the European Union; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of alternative products and new technologies, and new or emerging competitors; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; the adverse effect of the coronavirus on our global sales and operations, demand for our automotive carbon products, and our manufacturing facilities and supply chain; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2019 and our other periodic filings. Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this Proxy Statement, or to update them to reflect events or circumstances occurring after the date of this announcement.
INGEVITY - 2020 Proxy Statement	55

APPENDIX-A NON-GAAP FINANCIAL MEASURES
In the CD&A, Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
Cumulative Earnings (Loss) per Share (“Cumulative EPS”)
“Cumulative EPS” is defined as continuing operations diluted EPS attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, separation costs per share, acquisition and other-related costs per share, impairment charges, per share, pension settlement and curtailment (gain)loss per share, cumulative effect of accounting changes per share, the effect of new accounting pronouncements per share, last-in, first-out (LIFO) adjustment (income) expense per share, (gain) loss on currency translation and hyperinflation (gain) loss per share, Performance Materials’ intellectual property litigation expense per share and the income tax expense (benefit) per share on these items, including the tax expense (benefit) recorded as the result of 2017 U.S. Tax Reform (and related guidance adopted in 2018-2020) and certain discrete tax items such as excess tax benefits on share-based compensation vestings per share.
The table below reconciles Cumulative EPS for 2019, 2018, and 2017 to diluted earnings per share, the most directly comparable financial measure calculated in according with GAAP set forth in the Company's 2019 Form 10-K.
Adjusted EBITDA
“Adjusted EBITDA” is defined as Net income (loss) plus interest expense, net, provision (benefit) for income taxes, separation costs, restructuring and other (income) charges, net, acquisition and other-related costs, depreciation and amortization.
In section entitled “2019 Business Highlights” and in the description of our Short Term Incentive Plan and 2019 Awards in the CD&A we discuss Adjusted EBITDA. For more information regarding the non-GAAP financial measure Adjusted EBITDA for fiscal years 2019, 2018, and 2017, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures” on page 48 of the 2019 Form 10-K.
Company STIP-Adjusted EBITDA
“Company STIP-Adjusted EBITDA” is defined as Adjusted EBITDA, plus or minus the impact of certain non-cash gains or charges.
In the section entitled “2019 Short-Term Incentive Plan (“STIP”)” in the CD&A we discuss Company STIP-Adjusted EBITDA for fiscal year 2019. Company STIP-Adjusted EBITDA was selected as a performance measure under the Short Term Incentive Plan for 2019 because Adjusted EBITDA is the primary performance measurement of the Company’s earnings guidance and drives behavior consistent with the stockholders’ interests.
Additionally, for compensation award purposes, eliminating the other certain non-cash gains or losses was appropriate because the impacts of both were primarily driven by external market conditions and not by decisions management could directly influence.
The table below reconciles Company STIP-Adjusted EBITDA for 2019 to net income for 2019, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2019 Form 10-K.
Business Unit STIP-Adjusted EBITDA (“BU STIP-Adjusted EBITDA”)
“BU STIP-Adjusted EBITDA" is defined as Segment EBITDA, plus or minus the impact of Separation-related Reimbursement Awards and certain non-cash gains or charges.
In the section entitled “2019 Short-Term Incentive Plan (“STIP”)” in the CD&A we discuss each segment's BU STIP-Adjusted EBITDA for fiscal year 2019. These metrics were selected as a performance measure under the Short Term Incentive Plan for 2019 because Segment EBITDA is the primary performance measurements of the Company’s segment earnings and drives behavior consistent with the stockholders’ interests.
INGEVITY - 2020 Proxy Statement	A-1

Additionally, for segment compensation award purposes, eliminating the fair market gain or loss from the Separation-related Reimbursement Awards and other certain non-cash gains or losses was appropriate because the impacts of both were primarily driven by external market conditions and not by decisions management could directly influence.
The table below reconciles Performance Chemicals' BU STIP-Adjusted EBITDA and Performance Materials' BU STIP-Adjusted EBITDA for 2019 to each segment's EBITDA for 2019, respectively, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2019 Form 10-K.
Free Cash Flow
“Free Cash Flow” is defined as operating cash flow less capital expenditures.
In the section entitled “2019 Performance Highlights” in the CD&A we discuss Free Cash Flow for fiscal year 2019. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of the ability of our business to generate cash. The table below reconciles the Company’s Free Cash Flow for 2019 to net cash provided by operating activities for 2019, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2019 Form 10-K.
Net Debt Ratio
“Net Debt” is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment. “Net Debt Ratio” is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
In the section entitled “2019 Performance Highlights” in the CD&A we discuss the Net Debt Ratio for fiscal year 2019. Management believes that the Net Debt Ratio is an important leverage measure for the Company and that it is useful to investors and management as a measure of the ability of our business to access financing. The table below reconciles the Company’s Net Debt Ratio for 2019 to Total Debt to Net Income (loss) for 2019, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2019 Form 10-K.
Average Return on Invested Capital (“Average ROIC”)
“Average ROIC” is defined as net operating profit after tax (NOPAT) divided by the average Invested Capital for the period.
NOPAT is defined as net income (loss) from continuing operations plus interest expense (income), net, restructuring and other (income) charges, acquisition and other-related costs, pension settlement and curtailment (gain) loss, Performance Materials’ intellectual property litigation expense and the income tax expense (benefit) on these items, including the tax expense (benefit) recorded as the result of 2017 U.S. Tax Reform (and related guidance adopted in 2018-2020) and certain discrete tax items such as excess tax benefits on share-based compensation vestings.
Invested Capital is defined as total debt including financing lease obligations (including the amounts recorded as the result of adoption of new accounting standards), less the financing lease restricted investment and restricted cash plus total Ingevity stockholders’ equity, adjusted for the impact of the Performance Materials’ intellectual property litigation expense adjustment. Average Invested Capital will be defined as a two (2) point average: (beginning calendar year Invested Capital plus end of calendar year Invested Capital) divided by two.
The table below calculates the Company’s Average ROIC for 2019. The tables below also reconcile NOPAT (Average ROIC numerator) to Net Income Attributable to Ingevity Stockholders, the most comparable measure calculated in accordance with GAAP, and calculates Average Invested Capital (Average ROIC denominator) using the balance sheet. See the Company’s 2019 Form 10-K for more information our consolidated balance sheet.
Reconciliation of Diluted EPS (GAAP) to Cumulative EPS (Non-GAAP)
Shares In millions, unaudited	Year Ending 2019	Year Ending 2018	Year Ending 2017
Diluted earnings (loss) per common share (GAAP)	$4.35	$3.97	$2.97
Restructuring and other (income) charges	0.04	(0.01)	0.09
Separation costs	—	—	0.02
A-2	INGEVITY - 2020 Proxy Statement

Shares In millions, unaudited	Year Ending 2019	Year Ending 2018	Year Ending 2017
Acquisition and other-related costs	0.84	0.28	0.17
Pension and postretirement settlement and curtailment charges (income)	—	0.01	—
Tax effect on items above	(0.16)	(0.07)	(0.09)
Tax benefit from U.S. Tax Reform, including certain discrete tax items(1)	(0.14)	(0.07)	(0.59)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$4.93	$4.11	$2.57
Adjustments:
Performance Materials’ intellectual property litigation expense, net of tax	0.28	0.09	—
Certain non-cash (income) charges, net of tax(2)	0.05	—	(0.04)
Diluted adjusted earnings (loss) per share, net of adjustments	$5.26	$4.20	$2.53
Cumulative EPS (Non-GAAP)(3)	$11.99
(1)
Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

(2)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers, and non-cash translation impacts associated with currency exchange rate fluctuations.

(3)	Sum of 2017, 2018, and 2019.
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) to Company STIP-Adjusted EBITDA (Non-GAAP)
In millions, unaudited	Year Ending 2019	Year Ending 2018
Net income (loss) (GAAP)	$183.7	$181.8
Provision (benefit) for income taxes	44.2	40.0
Interest expense	54.6	33.2
Interest income	(7.7)	(3.4)
Separation costs	—	—
Depreciation and amortization	85.0	57.0
Restructuring and other (income) charges, net	1.8	(0.5)
Pension settlement and curtailment (income) charges	—	0.2
Acquisition and other related costs	35.3	12.2
Adjusted EBITDA (Non-GAAP)	$396.9	$320.5
Certain non-cash charges(1)	2.8	—
Company STIP-Adjusted EBITDA (Non-GAAP)	$399.7	$320.5
(1)
Represents certain non-cash costs primarily including non-cash expense (income) resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers, and non-cash translation impacts associated with currency exchange rate fluctuations.

Reconciliation of Segment EBITDA (GAAP) to BU STIP-Adjusted EBITDA (Non-GAAP)
	Year Ending 2019
In millions, unaudited	Performance Chemicals	Performance Materials
Segment EBITDA (GAAP)	$183.5	$213.4
Certain non-cash charges(1)	2.4	0.4
STIP-Adjusted EBITDA (Non-GAAP)	$185.9	$213.8
(1)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers, non-cash translation impacts associated with currency exchange rate fluctuations, and an impairment charge in our Performance Materials' segment of an equity security.

INGEVITY - 2020 Proxy Statement	A-3

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)
In millions, unaudited	Year Ending 2019
Cash Flows from Operating Activities (GAAP)	$275.7
Capital expenditures	(114.8)
Free Cash Flow (Non-GAAP)	$160.9
Reconciliation of Net Income (Loss) Attributable to Ingevity Stockholders (GAAP) to NOPAT (Non-GAAP)
In millions, unaudited	Year Ending 2019
Net income (loss) attributable to Ingevity stockholders (GAAP)	$183.7
Restructuring and other (income) charges, net	1.8
Acquisition and other-related costs	35.3
Pension settlement and curtailment (gain) loss	—
Tax effect on items above	(6.8)
Certain tax provision (benefit) items, including U.S. Tax Reform(1)	(5.9)
Adjusted earnings (loss) (Non-GAAP)	$208.1
Adjustments:
Interest expense, net	$46.9
Performance Materials’ intellectual property litigation expense, net of tax	15.1
Certain non-cash charges(2)	2.8
Tax effect on items above	(15.0)
NOPAT (Non-GAAP) (Average ROIC numerator)	$257.9
(1)
Represents certain tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

(2)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers, and non-cash translation impacts associated with currency exchange rate fluctuations.

Calculation of 2019 Invested Capital
	December 31,
In millions, unaudited	2019	2018
Total Ingevity Stockholders' Equity	$530.8	$338.7
Performance Materials’ intellectual property litigation expense, net of tax	11.6	3.8
Total Debt including capital lease obligation	1,257.8	758.9
Less: Restricted Investment	(72.6)	(71.2)
Less: Restricted Cash	(8.1)	(0.3)
Invested Capital	$1,719.5	$1,029.9
Average 2019 Invested Capital (Average ROIC denominator)	$1,374.7
Calculation of Average ROIC
In millions, unaudited	2019
NOPAT (Average ROIC numerator)	$257.9
Average Invested Capital (Average ROIC denominator)	$1,347.7
Average ROIC	18.76%
A-4	INGEVITY - 2020 Proxy Statement

Calculation of BU STIP Payout Percentage
In millions, except percentages, unaudited	Funding	Mr. Smith Goal	Mr. Woodcock Goal
Maximum Performance	200%	$220.0	$210.0
Above Target Performance	150%	212.5	202.5
Target	100%	205.0	195.0
Threshold	50%	190.0	180.0
Actual BU STIP-Adjusted EBITDA		185.9	213.8
BU Funding Percentage (Above Target plus Additional)(1)		—%	200%
BU Funding Percentage Allocation (BU Funding Percentage x 30% allocation)	A	—%	60%
Company Funding Percentage		99.4%	99.4%
Company Funding Percentage Allocation (Company Funding Percentage x 70 % allocation)	B	69.6%	69.6%
BU STIP Payout Percentage(2)	=A+B	69.6%	129.6%
(1)
Maximum payout is 200 percent. For Mr. Smith BU STIP-Adjusted EBITDA was below the threshold and therefore BU Funding Percentage was calculated at zero percent. For Mr. Woodcock BU STIP-Adjusted EBITDA was above the maximum Performance and therefore BU Funding Percentage was calculated at 200 percent.

(2)	For 2019, the Compensation Committee increased Mr. Woodcock’s STIP award to 145.0% from 129.6% to reflect strong performance of the Performance Materials segment under his leadership in 2019.
Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt Ratio (Non-GAAP)
In millions, except ratios (unaudited)	December 31, 2019
Notes payable and current maturities of long-term debt	$22.5
Long-term debt including finance lease obligations	1,228.4
Debt issuance costs	6.9
Total Debt	1,257.8
Less:
Cash and cash equivalents(1)	64.2
Restricted investment	72.6
Net Debt	$1,121.0

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss) - last twelve months (LTM) as of December 31, 2019	$183.7

Total debt to Net income (loss) ratio (GAAP)	6.85x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA - LTM as of December 31, 2019	396.9
Caprolactone Business Pro Forma Adjusted EBITDA LTM as of December 31, 2019(2)	5.5
Adjusted EBITDA LTM inclusive of pro forma as of December 31, 2019	$402.4

Net debt ratio (Non GAAP)	2.79x
(1)	Includes $7.7 million of Restricted Cash related to the New Market Tax Credit financing transaction which was entered into in November 2019.
(2)
Pro forma amount includes historical results of the Caprolactone Business, prior to the acquisition date of February 13, 2019. This amount also includes adjustments as if the acquisition had occurred on January 1, 2018, including the effects of purchase accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings, or synergies that have been or may have been realized had we acquired the businesses on January 1, 2018.

INGEVITY - 2020 Proxy Statement	A-5

INGEVITY CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/22/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/22/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of the below Director nominees,each for a one-year term or until his or her successor is duly elected and qualified;

Nominees	**For**	**Against**	**Abstain**
1a. Jean S. Blackwell	☐	☐	☐
1b. Luis Fernandez-Moreno	☐	☐	☐
1c. J. Michael Fitzpatrick	☐	☐	☐
1d. Diane H. Gulyas	☐	☐	☐
1e. Richard B. Kelson	☐	☐	☐
1f. Frederick J. Lynch	☐	☐	☐
1g. Karen G. Narwold	☐	☐	☐
1h. Daniel F. Sansone	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for fiscal 2020.	☐	☐	☐
3. Approval, on an advisory (non-binding) basis, of the compensation paid to Ingevity's named executive officers ("Say-on-Pay").	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000440482_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K Wrap are available at www.proxyvote.com

INGEVITY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 23, 2020 at 9:30 a.m.
The Daniel Island Club, 600 Island Park Drive, Charleston, South Carolina 29492

INGEVITY CORPORATION

5255 Virginia Ave, North Charleston, SC 29406

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on Thursday, April 23, 2020.

The undersigned hereby appoints Katherine P. Burgeson and Ryan C. Fisher, and both of them, proxies, with full power of substitution in each, to represent and to vote the common stock of INGEVITY CORPORATION, which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders scheduled to be held at 9:30 AM, local time on April 23, 2020, at The Daniel Island Club, 600 Island Park Drive, Charleston, South Carolina, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2 and 3, and in their discretion, upon such other business as properly comes before the Annual Meeting.

0000440482_2 R1.0.1.18

Continued and to be signed on reverse side